Form 10-K, Exhibit 13
period 1997-02-01
LOEHMANNS INC
filed 1997-05-02
CIK 60064

Exhibit 13

               Such Portions of The Annual Report To Stockholders
                for 1996 As Are Incorporated Herein by Reference




FINANCIAL HIGHLIGHTS

Loehmann's, Inc.
                                                                     Percent
                                 1996                1995            Change
                             ------------          ------------    ---------
OPERATING RESULTS
Net Sales                    $417,758,000          $386,090,000          8.2%
EBITDA                        $36,828,000           $30,716,000         19.9%
Operating Income              $24,980,000            $3,296,000        657.9%
Pro-forma Net Income           $8,700,000            $4,557,000         90.9%
Pro-forma Net Income
Per Share                           $0.92                $ 0.48         91.7%
Net loss Applicable to
Common Stock                   $1,216,000           $17,019,000        (92.9)%
Net loss per Share
Applicable to Common Stock          $0.14                $ 3.12        (95.5)%

FINANCIAL POSITION
Shareholders Equity (Deficit) $25,243,000          $(29,080,000)         N/A
Total Assets                 $176,200,000          $163,611,000          7.7%
Working Capital               $22,278,000           $12,669,000         75.8%

NUMBER OF STORES AT END
OF PERIOD                              73                    69          5.8%
Total Square Footage            1,279,000             1,103,000         16.0%

Market Prices of Common Stock
The Company's common stock has been traded on the NASDAQ National Market System since May 7, 1996 under the symbol LOEH. As of April 1, 1997, there were approximately 64 shareholders of record of the Company's common stock. The following table shows the high and low sales price for the Company's common stock for each quarterly period from May 7, 1996, the date of the Initial Public Offering, through January 31, 1997.

Fiscal Quarter Ended                                 High        Low
--------------------------------------------------------------------------------

August 3, 1996                                     $28.125    $18.000
November 2, 1996                                   $30.000    $20.375
Febuary 1, 1997                                    $31.000    $14.625
--------------------------------------------------------------------------------


On January 31, 1997, the closing market price of the Company's Common Stock was $15.25. The Company has not paid dividends on its Common Stock or its Class B Common Stock since inception and does not anticipate paying a cash dividend in the foreseeable future. Certain of the Company's debt agreements contain various covenants which may restrict the payment of cash dividends. On April 28, 1997, the closing market price of the Company's Common Stock was $6.50.

Special Note Regarding Forward-Looking Statements
Certain statements contained herein constitute "forward looking statements" within the meaning of the Reform Act. Such forward looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward looking statements. Such factors include, among others, the following: general economic and business conditions, competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or adherence to development schedules; the existence or absence of adverse publicity; availability, locations and terms of sites for store development; changes in business strategy or development plans; quality of management; availability, terms and deployment of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or the failure to comply with, government regulations; construction costs and other factors referenced in this report.

Management Discussion and Analysis
Loehmann's, Inc.

Results of Operations
The table below sets forth certain financial data of the Company expressed as a percentage of net sales for the periods indicated:
                                                           Fiscal Year (1)
                                                    1996       1995        1994
                                                  ------   ------------  ------

Net sales                                          100.0%      100.0%    100.0%
Gross margin                                        31.9        31.1      29.1
Selling, general and administrative expenses        23.0        23.2      21.8
Depreciation and amortization                        2.8         3.1       3.0
Charge for store closings and impairment
  of assets                                          -           4.0        -

                                                   -----       -----      -----

Operating income                                     6.0         0.9       4.2
Interest expense, net                                3.2         4.7       4.6
Income (loss) before income taxes                    2.8%       (3.8)%    (0.4)%
                                                   -----       -----      -----

(1) Fiscal 1996 and 1994 had 52 weeks, and fiscal 1995 had 53 weeks. Numbers may not total due to rounding.

FISCAL 1996 COMPARED TO FISCAL 1995

Net sales increased by approximately $31.7 million, or 8.2%, to $417.8 million during fiscal 1996 as compared to $386.1 million during fiscal 1995. The reporting period for fiscal 1996 was comprised of 52 weeks while fiscal 1995 had 53 weeks. For the comparable 52 week period, sales increased 9.3%. Comparable store sales (sales at stores that were in operation for both periods) increased by 1.6% during fiscal 1996 as compared to fiscal 1995 on a 52 week basis. The increase in reported net sales for fiscal 1996 was a result of the comparable store increase of 1.6%, plus sales from new stores offset by the effect of closed stores and the effect of the fifty third week of fiscal 1995. The Company closed 11 stores in fiscal 1995 and 3 stores in fiscal 1996, two of which were replaced by new stores.

Gross profit increased by approximately $12.9 million to $133.1 million during fiscal 1996 as compared to $120.2 million for fiscal 1995. Gross margin increased to 31.9% for fiscal 1996 from 31.1% in the prior fiscal year. The increase in margin was primarily a result of a continuing shift in the Company's sales mix towards merchandise with a higher average gross margin coupled with a reduction of markdowns as a percentage of sales.

Selling, general and administrative expenses increased by approximately $6.8 million to $96.3 million during fiscal 1996 as compared to $89.5 million for fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 23.0% in fiscal 1996 from 23.2% in the prior year. The dollar increase in selling, general and administrative expenses was related to:
(i) $1.7 million of pre-opening expenses associated with the seven new stores opened in fiscal 1996; (ii) $3.7 million in store operating expenses primarily related to new stores including occupancy and advertising costs and (iii) $2.3 million primarily due to the Company's continued investment in corporate infrastructure to support the new store program partially offset by $0.9 million primarily related to cost recoveries associated with occupancy expense.

Depreciation and amortization for fiscal 1996 decreased by approximately $0.3 million to $11.8 million as compared to $12.1 million for the prior fiscal year. The reduction in depreciation and amortization is attributable to the closing of 11 stores in fiscal 1995, the effect of a $4.95 million asset impairment charge recorded in fiscal 1995, along with a reduction in amortization expense resulting from the refinancing of debt associated with the debt offering. See
Note 3 to the Consolidated Financial Statements. This was partially offset by additional depreciation associated with capital expenditures in fiscal 1996 related to the opening of the seven new stores and renovations of the Company's existing store base.

Operating income increased by $21.7 million to $25.0 million for fiscal 1996 as compared to $3.3 million for fiscal 1995. Before the charges for store closings and impairment of assets in fiscal 1995, operating income increased by approximately $6.4 million to $25.0 million for fiscal 1996 from $18.6 million for fiscal 1995. As a percentage of net sales, operating income before the charges for store closings and impairment of assets increased to 6.0% from 4.8%. The increase in operating income, before the charge for store closings and impairment of assets, is primarily a result of new store contribution.

Interest expense decreased by $4.8 million to $13.4 million for fiscal 1996 as compared to $18.2 million for fiscal 1995. The reduction in net interest expense primarily resulted from the Company's reduction of approximately $30.0 million of senior notes and a reduction of the average interest rate paid on the senior notes by approximately 60 basis points, partially offset by interest expense incurred on borrowings under the revolving line of credit. In May 1996, the Company redeemed its 10-1/2% Senior Secured Notes and 13-3/4% Senior Subordinated Notes totaling $130.0 million face value and issued $100.0 million face value of 11-7/8% Senior Notes (the "Redemption"). Additionally, the reduction in net interest expense resulted from an increase in interest income earned on invested cash and $0.6 million interest capitalized on fixed asset additions. As a result of the Redemption, the Company incurred approximately $4.7 million in extraordinary losses on the early extinguishment of debt and $2.0 million in losses from the write-off of related deferred financing costs associated with such indebtedness.

In fiscal 1996, the Company utilized approximately $5.0 million of tax net operating losses. See Note 2 of the Consolidated Financial Statements.

FISCAL 1995 COMPARED TO FISCAL 1994

Net sales decreased by approximately $6.5 million, or 1.7%, to $386.1 million during fiscal 1995 as compared to $392.6 million during fiscal 1994. Comparable store sales decreased by 0.4% during fiscal 1995 as compared to fiscal 1994 due to a relatively weak retail environment. The remaining decrease in total sales was attributable to the closure of 11 stores in August 1995 which represented approximately 4.7% and 2.1% of net sales in fiscal 1994 and fiscal 1995, respectively.

Gross profit increased by approximately $6.0 million to $120.2 million during fiscal 1995 as compared to $114.2 million for fiscal 1994. Gross margin increased to 31.1% for fiscal 1995 from 29.1% in the prior fiscal year. The increase in margin was primarily a result of a continuing shift in the Company's sales mix towards merchandise with a higher average gross margin coupled with a reduction of markdowns and shrinkage.

Selling, general and administrative expenses increased by approximately $3.9 million to $89.5 million during fiscal 1995 as compared to $85.6 million during fiscal 1994. As a percentage of net sales, selling, general and administrative expense increased to 23.2% for fiscal 1995 from 21.8% in the prior fiscal year. The increase in selling, general and administrative expenses was primarily due to an increase in advertising as a result of the growth of the Company's Insider Club membership list for direct mail sale announcements. The remaining increase was attributable to higher occupancy costs due to the addition of square footage at eight of the Company's existing stores and investment in corporate infrastructure, partially offset by the closing of 11 stores in August 1995.

Depreciation and amortization for fiscal 1995 remained essentially unchanged as compared to the prior fiscal year. The reduction in depreciation and amortization attributable to the closing of 11 stores in fiscal 1995 and the effect of a $4.95 million asset impairment charge was offset by additional depreciation associated with capital expenditures in fiscal 1995.

Charge for store closings for fiscal 1995 include a $10.35 million charge related to the closure of 11 underperforming stores in August 1995. Reserved amounts at February 3, 1996 related to long-term lease commitments were not material. See Note 8 to the Consolidated Financial Statements.

Charge for impairment of assets for fiscal 1995 include a $4.95 million write-down to fair value of certain assets, primarily intangible favorable leasehold rights, that were determined to be impaired. See Note 9 to the Consolidated Financial Statements

Operating income decreased by $13.3 million to $3.3 million for fiscal 1995 as compared to $16.6 million for fiscal 1994. Before the charges for store closings and impairment of assets, operating income increased by approximately $2.0 million to $18.6 million for fiscal 1995 from $16.6 million for fiscal 1994. As a percentage of net sales, operating income before the charges for store closings and impairment of assets increased to 4.8% from 4.2%.

Interest expense, net for fiscal 1995 was essentially unchanged as compared to fiscal 1994.

QUARTERLY RESULTS AND SEASONALITY

While the Company's net sales do not show significant seasonal variation, the Company's operating income has traditionally been significantly higher in its first and third fiscal quarters. The Company believes that its merchandise is purchased primarily by women who are buying for their own wardrobes rather than as gifts. As a result, the Company does not experience increases in net sales during the Christmas shopping season. Results of operations during the second and fourth quarters are traditionally impacted by end of season clearance events. In addition, fourth quarter operations can be affected by employee performance bonuses.

The following table sets forth certain unaudited operating data for the Company's eight fiscal quarters ended February 1, 1997. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown.


                                                FISCAL 1995                                FISCAL 1996
-----------------------------------------------------------------------------------------------------------------------------------

                                   First    Second       Third    Fourth      First     Second       Third       Fourth
                                  Quarter   Quarter     Quarter   Quarter    Quarter    Quarter     Quarter      Quarter
                                                                      (1)                                             (1)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                 (In thousands) Unaudited
Statement of operations data

Net sales ...................   $ 97,506   $ 89,426    $ 99,362   $ 99,796    $104,120   $ 90,652    $114,393   $108,593

Gross profit ................     30,823     26,882      32,694     29,802      33,734     28,100      37,349     33,938

Selling, general and
  administrative expenses(2)      22,007     20,452      22,511     24,515      23,885     20,802      25,528     26,078

Charge for store closings and
  impairment of assets ......       --       15,300        --         --          --         --          --         --

Operating income (loss) .....      5,818    (11,934)      7,364      2,048       6,702      4,399       8,976      4,903

Interest expense ............      4,422      4,533       4,460      4,738       4,231      3,759       2,698      2,673

Income (loss) before
  extraordinary item ........      1,337    (16,467)      2,897     (2,730)      2,421        630       6,274      2,228

Extraordinary loss on
  early retirement of debt ..       --         --          --         --          --        7,101        --         --

Net income (loss) ...........   $    831   $(16,932)   $  2,481   $ (3,399)   $  1,835   $(11,553)   $  6,274      2,228

Income (loss) per  share
  applicable to common stock
  before extraordinary item .   $   0.16   $  (3.23)   $   0.48   $  (0.65)   $   0.31   $  (0.51)   $   0.66   $   0.23

Net income (loss) per share
  applicable ................   $   0.16   $  (3.23)   $   0.48   $  (0.65)   $   0.31   $  (1.33)   $   0.66   $   0.23



(1) For the 13 weeks ended February 1, 1997 and the 14 weeks ended February 3, 1996.
(2) Reflects income of $0.5 million of occupancy-related cost recovery items in the fourth quarter of fiscal 1996.



LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities totaled $4.6 million for fiscal 1996. Cash of $23.9 million was provided from operations after adding back non-cash charges, offset by the use of net working capital of approximately $19.8 million primarily related to seasonal needs.

Net cash used in investing activities of $16.0 million in fiscal 1996, principally related to capital expenditures for leasehold improvements and fixtures primarily associated with the seven new stores opened in fiscal 1996 and upgrading of existing stores. Additionally, fiscal 1996 capital expenditures include purchases related to stores scheduled to open in fiscal 1997.

Net cash provided by financing activities totaled $1.2 million for fiscal 1996 and reflects the proceeds of the Offerings and borrowings under the Company's revolving credit facility offset by the redemption of the Company's Existing Obligations. See Note 3 to the Consolidated Financial Statements.

Effective June 12, 1996, the Company amended and restated its credit agreement with its bank to provide the Company with a new credit facility (the "Credit Facility"). The Credit Facility provides for a $35.0 million revolving line of credit with interest payable, on amounts drawn under the facility at either the Bank's prime rate plus 0.75%, or LIBOR plus 2.2%, at the Company's option. At February 1, 1997, outstanding borrowings under the Credit Facility were approximately $10.2 million. The Company believes that cash generated from operations, and funds available under the New Credit Facility will be sufficient to satisfy its cash requirements in fiscal 1997.

REPORT OF INDEPENDENT AUDITORS
The Board of Directors and Stockholders
Loehmann's, Inc.

We have audited the accompanying consolidated balance sheets of Loehmann's Inc. as of February 1, 1997 and February 3, 1996, and the related consolidated statements of operations, changes in common stockholders' equity (deficit) and cash flows for the fiscal years ended February 1, 1997, February 3, 1996 and January 28, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Loehmann's Inc. at February 1, 1997 and February 3, 1996, and the consolidated results of its operations and cash flows for the fiscal years ended February 1, 1997, February 3, 1996, and January 28, 1995 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

New York, New York
February 24, 1997
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
Loehmann's, Inc.
                                                                    February 1,     February 3,
                                                                         1997          1996
------------------------------------------------------------------------------------------------
                                                               (In thousands, except share data)
ASSETS
Current assets:

  Cash and cash equivalents .......................................   $   2,292    $  12,512
  Accounts receivable and other assets ............................       4,400        1,722
  Merchandise inventory ...........................................      58,304       43,721
                                                                      ---------    ---------


Total current assets ..............................................      64,996       57,955
Property, equipment and leaseholds, net ...........................      66,515       60,245
Deferred debt issuance costs and other assets, net ................       3,870        3,296
Purchase price in excess of net assets acquired, net ..............      40,819       42,115
                                                                      ---------    ---------


Total assets ......................................................   $ 176,200    $ 163,611

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)

Current liabilities:
  Accounts payable ................................................   $  19,634    $  21,474
  Accrued expenses ................................................      20,484       16,709
  Accrued interest ................................................       2,530        7,037
Current portion of long-term debt .................................          70           66
                                                                      ---------    ---------


Total current liabilities .........................................      42,718       45,286

Long-term debt:
Revolving line of credit ..........................................      10,188         --
Senior notes ......................................................      95,000      129,021
Revenue bonds and notes ...........................................       2,662        2,712
                                                                      ---------    ---------


Total long-term debt ..............................................     107,850      131,733
Other noncurrent liabilities ......................................         389          393
Series A preferred stock, 41,500,000 shares
   authorized, 0 and 37,405,739 shares
   issued and outstanding, respectively ...........................        --         15,279
Common stockholders' equity (deficit):
  Common stock, $0.01 par value, 25,000,000
   shares authorized; 8,756,739 and 4,725,420
   shares issued and outstanding, respectively ....................          87           47
  Class B convertible common stock, 469,237 shares authorized,
   142,277 and 469,237 shares issued and outstanding, respectively          713        2,352
  Additional paid-in capital ......................................      80,995       23,857
  Accumulated deficit .............................................     (56,552)     (55,336)

Total common stockholders' equity (deficit) .......................      25,243      (29,080)
                                                                      ---------    ---------

Total liabilities and common stockholders' equity (deficit) .......   $ 176,200    $ 163,611
                                                                      ---------    ---------

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF OPERATIONS
Loehmann's, Inc.
                                                                     FISCAL YEAR ENDED
                                                            February 1,  February 3, January 28,
                                                              1997          1996        1995
------------------------------------------------------------------------------------------------
                                                           (In thousands, except per share data)

Net sales ...............................................   $ 417,758    $ 386,090    $ 392,606
Cost of sales ...........................................     284,637      265,889      278,398
                                                            ---------    ---------    ---------


Gross profit ............................................     133,121      120,201      114,208
Selling, general and administrative expenses ............      96,293       89,485       85,640
Depreciation and amortization ...........................      11,848       12,120       11,955
Charge for store closings and impairment of assets ......        --         15,300         --
                                                            ---------    ---------    ---------


Operating income ........................................      24,980        3,296       16,613
Interest expense, net ...................................      13,361       18,153       18,085
                                                            ---------    ---------    ---------
Income (loss) before income taxes .......................      11,619      (14,857)      (1,472)
Provision for income taxes ..............................          66          106           34
                                                            ---------    ---------    ---------


Income (loss) before extraordinary item .................      11,553      (14,963)      (1,506)
Extraordinary loss on early extinguishment of debt ......       7,101         --           --
                                                            ---------    ---------    ---------


Net income (loss) .......................................       4,452      (14,963)      (1,506)
Stock dividends on and normal and accelerated
  accretion of preferred stock ..........................       5,668        2,056        1,802
                                                            ---------    ---------    ---------


Net loss applicable to common stock .....................   $  (1,216)   $ (17,019)   $  (3,308)
                                                            ---------    ---------    ---------
Income (loss) per share applicable to common stock
before extraordinary item ...............................   $    0.69    $   (3.12)   $   (0.63)
                                                            ---------    ---------    ---------
Net loss per share applicable to common stock ...........   $   (0.14)   $   (3.12)   $   (0.63)
                                                            ---------    ---------    ---------
Weighted average number of common shares and common share
equivalents outstanding .................................       8,529        5,463        5,228
                                                            ---------    ---------    ---------


CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIT) Loehmann's, Inc.


                                                                      CLASS B
                                               COMMON STOCK         COMMON STOCK                   Additional
                                          Number                 Number                     Paid-in   Accumulated
                                        of Shares      Amount  of Shares       Amount       Capital     Deficit      Totals
----------------------------------------------------------------------------------------------------------------------------
                                                                        (In thousands, except share amounts)

Balances as of January 29, 1994 ....   4,425,230         $44     469,237       $2,352     $ 23,138   $ (35,009)   $  (9,475)
Stock options earned ...............        --            --        --           --            195        --            195
Exercise of stock options ..........     278,859           3        --           --            303        --            306
Net loss for the fiscal year ended
  January 28, 1995 .................        --            --        --           --           --        (1,506)      (1,506)
Stock dividends on and accretion
  of preferred stock ...............        --            --        --           --           --        (1,802)      (1,802)
                                       ---------        ----     -------       ------      -------    --------     --------


Balances as of January 28, 1995 ....   4,704,089          47     469,237        2,352       23,636     (38,317)     (12,282)
Stock options earned ...............        --            --        --           --            199        --            199
Exercise of stock options ..........      21,331          --        --           --             22        --             22
Net loss for the fiscal year ended
  February 3, 1996 .................        --            --        --           --           --       (14,963)     (14,963)
Stock dividends on and accretion
  of preferred stock ...............        --            --        --           --           --        (2,056)      (2,056)
                                       ---------        ----     -------       ------      -------    --------     --------
Balances as of February 3, 1996 ....   4,725,420          47     469,237        2,352       23,857     (55,336)     (29,080)
                                       ---------          --     -------        -----       ------     -------      -------

Issuance of common stock ...........   3,572,000          36        --           --         55,343        --         55,379
Exercise of stock options ..........     132,359           1        --           --            159        --            160
Conversion of Class B common stock .     326,960               3 (326,960      (1,639)       1,636        --           --
Net income for the fiscal year ended
  February 1, 1997 .................        --            --        --           --           --         4,452        4,452
Stock dividends on and normal and
  accelerated accretion of
  preferred stock ..................        --            --        --           --           --        (5,668)      (5,668)
                                       ---------        ----     -------       ------      -------    --------     --------


Balances as of February 1, 1997 ....   8,756,739         $87     142,277       $  713     $ 80,995   $ (56,552)   $  25,243
                                       ---------        ----     -------       ------      -------    --------     --------


The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
Loehmann's, Inc.
                                                                                 FISCAL YEAR ENDED
                                                                      February 1,  February 3,   January 28,
                                                                        1997           1996          1995
------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ................................................   $   4,452    $ (14,963)   $  (1,506)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization ................................      11,848       12,120       11,955
    Accretion of 10-1/2% senior secured notes ....................         510        1,328        1,202
    Charges for store closings, impairment of assets and other ...        --         10,538         --
    Loss on early retirement of debt .............................       7,101         --           --
Changes in assets and liabilities:
  Accounts receivable and other assets ...........................      (2,678)         678        2,194
  Merchandise inventory ..........................................     (14,583)         417        2,623
  Accounts payable ...............................................      (1,840)        (276)       5,836
  Accrued expenses ...............................................       3,775           (3)        (207)
  Accrued interest ...............................................      (4,507)         250          170
                                                                     ---------    ---------    ---------


Net change in current assets and liabilities .....................     (19,833)       1,066       10,616
Net change in other noncurrent assets and liabilities ............         549         (627)        (193)
Total adjustments, net ...........................................         175       24,425       23,580
                                                                     ---------    ---------    ---------


Net cash provided by operations ..................................       4,627        9,462       22,074

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures .............................................     (16,037)      (8,130)      (5,853)
Net cash used in investing activities ............................     (16,037)      (8,130)      (5,853)
                                                                     ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on revolving credit facility ............................        --           --        (55,870)
Borrowings on revolving credit facilities ........................      10,188         --         50,847
Purchase of senior notes .........................................    (139,395)      (1,584)        --
Sale of 11-7/8% senior notes, net of issuance costs ..............      95,863         --           --
Redemption of Series A Preferred Stock ...........................     (20,947)        --           --
Sale of common stock .............................................      55,379         --           --
Other financing activities, net ..................................         102          (58)         159
Net cash provided by (used in) financing activities ..............       1,190       (1,642)      (4,864)
                                                                     ---------    ---------    ---------


Net (decrease) increase in cash and cash equivalents .............     (10,220)        (310)      11,357
Cash and cash equivalents at beginning of period .................      12,512       12,822        1,465
                                                                     ---------    ---------    ---------


Cash and cash equivalents at end of period .......................   $   2,292    $  12,512    $  12,822

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the fiscal year for interest ....................   $  18,807    $  16,845    $  16,738
Cash paid during the fiscal year for income taxes ................   $     218    $     103         --
                                                                     ---------    ---------    ---------


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------------------------------------


ORGANIZATION
Loehmann's, Inc. (the "Company"), is a national specialty retailer of women's fashion apparel, accessories and shoes.

Effective May 7, 1996, the Company effected a reincorporation from Maryland, to Delaware by Loehmann's Holdings, Inc. ("Holdings"), the Company's predecessor, merging into the Company (the "Merger"). As a result of the Merger, each share of Holdings common stock and Class B common stock was converted into approximately 0.22 shares of the Company's common and Class B common, respectively, and the authorized number of common shares was changed to 25,000,000. Accordingly, the financial information appearing herein (including all share and per share data) reflects the retroactive application of the Merger.

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany items have been eliminated. Certain amounts in the consolidated financial statements have been reclassified to conform to fiscal 1996 presentation.

FISCAL YEAR
The Company follows the standard fiscal year of the retail industry which is a 52 or 53 week period ending on Saturday closest to January 31. Fiscal years ended February 1, 1997, February 3, 1996, and January 28, 1995 had 52 weeks, 53 weeks and 52 weeks, respectively.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid marketable securities purchased with an original maturity of three months or less to be cash and cash equivalents.

MERCHANDISE INVENTORY
Merchandise inventory is valued at the lower of cost or market as determined by the retail inventory method. However, certain warehoused inventory that is not available for sale is valued on a specific cost basis. The merchandise inventory valued on a specific cost basis at February 1, 1997 and February 3, 1996 was $11.9 million and $10.5 million, respectively.

ADVERTISING EXPENSE
The cost of advertising is expensed as incurred. Advertising costs were $14.8 million, $13.0 million, and $10.2 million during fiscal 1996, fiscal 1995, and fiscal 1994, respectively.

DEPRECIATION AND AMORTIZATION
Building and furniture, fixtures and equipment are depreciated on a straight-line basis over their estimated useful lives. Leasehold interests represent the beneficial value of operating leases as determined by an independent appraisal of the individual leases at the date such leases were acquired by the Company and such amounts are amortized on a straight-line basis over the related lease term.

Leasehold improvements are amortized on a straight-line basis over the shorter of the related lease terms or their useful life.

PRE-OPENING COSTS
Expenses incurred in connection with the opening of new stores are expensed in the fiscal quarter in which the store opens. In fiscal 1996 and 1994 the Company incurred $1.7 million and $0.1 million respectively in pre-opening costs. No pre-opening costs were incurred in fiscal 1995.

PURCHASE PRICE IN EXCESS OF NET ASSETS ACQUIRED
The purchase price in excess of identifiable net assets acquired is being amortized on a straight-line basis over 40 years. Amortization for fiscal 1996, fiscal 1995 and fiscal 1994 amounted to $1.3 million. Accumulated amortization at February 1, 1997 and February 3, 1996 was $10.9 million and $9.6 million, respectively.

CLASS B COMMON STOCK
Each share of Class B Common Stock is convertible into one share of Common Stock, subject to adjustment at any time. During fiscal 1996, approximately 327,000 shares of Class B Common Stock were converted. Subject to restrictions in the Company's various credit agreements, the Company is required to offer to purchase the Class B Common Stock at its independently appraised value. The Company's various credit agreements prohibit or restrict any such repurchase.

CAPITALIZED INTEREST
Interest on borrowed funds is capitalized during construction of property and is amortized on a straightline basis over the depreciable lives of the related assets. Interest of $640,000 was capitalized during fiscal 1996. Interest capitalized during fiscal 1995 and fiscal 1994 was not material.

DEFERRED DEBT ISSUANCE COSTS
Deferred debt issuance costs are amortized over the terms of the related debt agreements. Deferred debt issuance costs were $4.1 million at February 1, 1997 and $6.9 million at February 3, 1996. Amortization expenses for fiscal 1996, fiscal 1995 and fiscal 1994 was $0.8 million, $1.2 million and $1.2 million, respectively. Accumulated amortization at February 1, 1997 and February 3, 1996 was $0.5 million and $4.5 million respectively.

INCOME TAXES
Income taxes are provided using the liability method.

NET LOSS PER SHARE OF COMMON STOCK
Net loss per share is determined by dividing net loss (after deducting dividends on and accretion of preferred stock) by the weighted average number of Common and Class B Common shares and common stock equivalents outstanding during the period. Outstanding options to purchase Common Stock were not considered in the calculation of net loss per share applicable to Common Stock for fiscal 1995 and fiscal 1994, as their effects were antidilutive.

2. INCOME TAXES
-------------------------------------------------------------------------------


The Company's provision for income taxes primarily represents state and local minimum and alternative minimum taxes.

Significant components of deferred tax liabilities and assets are as follows:

                                                 February 1,   February 3,
                                                    1997          1996
-------------------------------------------------------------------------------

                                                      (In thousands)

Deferred tax liabilities                       $     (205)     $   (130)

Deferred tax assets:
Net operating loss carryforwards                    8,146        10,550
Excess book depreciation and
amortization                                        6,037         3,097
Compensation                                          925         1,851
Capitalization of inventory
expenses                                              617           469
Other, net                                            429           351
Asset impairment reserve                                4         2,349
                                               ----------      --------
Total deferred tax assets                          16,158        18,667
                                               ----------      --------


Net deferred tax assets                            15,953        18,537
Less valuation allowance                          (15,953)      (18,537)
                                               $      --       $     --
                                               ----------      --------


Following is a reconciliation of the statutory income tax rate and the effective income tax rate application to earnings before income taxes:

                                    February 1      February 3,      January 28,
                                      1997            1996             1995
-------------------------------------------------------------------------------


Statutory tax rate                     35.0 %          35.0%            35.0%
Tax effect of extraordinary item      (21.4)%           --                --



Utilization of net operating
loss carryforward                     (17.8)%          --                --
Valuation allowance adjustment           --           (31.9)%            (3.6)%
Goodwill                                3.9 %          (3.2)%           (30.8)%
Other, net                              0.9 %          (0.6)%            (2.9)%
                                     --------        --------          -------
Effective tax rate                      0.6 %          (0.7)%            (2.3)%
                                     --------        --------          -------


In fiscal 1996, the Company utilized $5.0 of its net operating loss carryforward resulting in a tax benefit of approximately $2.0 million. At February 1, 1997, the Company had net operating loss carryforwards of approximately $20.8 million and $14.4 million for regular and alternative minimum tax purposes, respectively. Net operating losses begin to expire in 2003 and future years.

3. EQUITY AND DEBT OFFERING
-------------------------------------------------------------------------------


On May 10, 1996, the Company sold 3,572,000 shares of Common Stock and $100.0 million principal amount of 11-7/8% Senior Notes due 2003 (the "Senior Notes"). The net proceeds received from such offerings (the "Offerings") were used (i) to redeem in full the Company's 10-1/2% Senior Secured Notes, at a redemption price of 103.5 (ii) to redeem in full the Company's 13-3/4% Senior Subordinated Notes at a redemption price of 101.0% (iii) to redeem all issued and outstanding shares of the Company's Series A Preferred Stock at its liquidation price of $0.56 per share (collectively, the "Existing Obligations").

As a result of these transactions, the Company incurred approximately $4.7 million in extraordinary losses on the early extinguishment of debt and $2.0 million in losses from the write-off of related deferred financing costs associated with such indebtedness, and a $5.1 million charge to accumulated deficit from the accelerated accretion of the Series A Preferred Stock to its liquidation price of $0.56 per share.

4. LONG-TERM DEBT
-------------------------------------------------------------------------------


The Company's long-term debt consists of:

                                February 1,            February 3,
                                  1997                    1996
-------------------------------------------------------------------------------

                                          (In thousands)

Revolving line of Credit(a)              $10,188        $    --
11-7/8 senior notes, due 2003(b)          95,000             --
10-1/2% senior secured notes,
due 1997                                    --              51,471
13-3/4% senior subordinated
notes due 1999                              --              77,550
9-1/2% New York City Industrial
Development
    Agency revenue bonds, due 2004         2,250             2,250
5-1/2% City of New York note due
in varying installments to 2004              482               528
-------------------------------------------------------------------------------


                                         107,920           131,799
Less current maturities                       70                66
                                        --------         ---------
Long-term debt                          $107,850         $ 131,733
-------------------------------------------------------------------------------


(a) Effective June 12, 1996, the Company amended and restated its credit agreement with its bank to provide the Company with a new credit facility (the "Credit Facility"). The Credit Facility provides for a new $35.0 million revolving line of credit with interest at either the Bank's prime rate plus 0.75%, or LIBOR plus 2.2% at the Company's option. The Company also is required to pay a per annum fee equal to 0.375% on the undrawn portion of the Bank's commitment in respect of the Credit Facility.

The Credit Facility is subject to certain borrowing base limitations, subjects the Company to certain covenants, and imposes certain other limitations. The Credit Facility is secured by substantially all of the Company's assets, is not subject to scheduled annual repayments, except upon maturity and has a term of four years.

(b) Interest is payable semiannually on May 15 and November 15 in each year. The Company is entitled to redeem the Notes commencing May 15, 2000 at redemption prices of 105.938%, 102.969% and 100% of the principal amount during 2000, 2001 and 2002, respectively.

The Senior Notes Indenture contains certain covenants that, among other things, limit the ability of the Company or any of its subsidiaries to incur additional indebtedness, transfer or sell assets, pay dividends or make certain other restricted payments, incur liens, enter into certain transactions with affiliates or consummate certain mergers, consolidations or sales of all or substantially all of its assets. In addition, subject to certain conditions, the Company is obligated to make offers to repurchase the Senior Notes with the net proceeds of certain asset sales. These covenants are subject to certain exceptions and qualifications.

Based on a quoted market price of 111.5, the fair value of the 11 7/8 senior notes outstanding at February 1, 1997 approximated $105.9 million.

During the second quarter of 1996, the Company purchased and retired $5.0 million face amount of the 11 7/8% senior notes on the open market incurring an extraordinary loss of approximately $365,000 in connection with this purchase.

5. PROPERTY, EQUIPMENT AND LEASEHOLDS, NET
-------------------------------------------------------------------------------


Property, equipment and leaseholds are recorded at cost less accumulated depreciation and amortization. The components of property, equipment and leaseholds are as follows:

                              Useful      February 1,    February 3,
                               Lives        1997            1996
-------------------------------------------------------------------------------

                            (In years)          (In thousands)
Building                       20         $  7,879       $  7,879
Furniture, fixtures and
equipment                      3-8          35,835         27,610
Leasehold interests           5-29          51,781         51,781
Leasehold improvements        5-29          28,675         20,881
-------------------------------------------------------------------------------

Total property, equipment and leaseholds   124,170        108,151
Accumulated depreciation and amortization  (57,655)       (47,906)
Property, equipment and leaseholds, net   $ 66,515       $ 60,245
-------------------------------------------------------------------------------


6. STOCK OPTION PLANS
-------------------------------------------------------------------------------


On September 30, 1988, the Company adopted the Loehmann's Holdings, Inc. 1988 Stock Option Plan, as amended on April 2, 1992, pursuant to which a committee appointed by the Board of Directors is authorized to grant options to purchase up to 1,077,010 shares of Common Stock to key employees and directors. On May 7, 1996, the Company adopted the Loehmann's, Inc. New Stock Incentive Plan (the "New Stock Option Plan"). A maximum of 446,892 shares of Common Stock may be delivered by the Company pursuant to options or other awards authorized by a committee appointed by the Board of Directors.

The following information pertains to the Company's stock option plans:

                       February 1,       February 3,        January 28,
                          1997              1996               1995
-------------------------------------------------------------------------------

                             Weighted          Weighted             Weighted
                             Average           Average              Average
                             Exercise          Exercise             Exercise
                       Shares Price     Shares   Price     Shares    Price
-------------------------------------------------------------------------------

                        (in thousands)    (in thousands)       (in thousands)
Outstanding options,
beginning of year        729 $ 2.77         604   $1.37     857        $1.40
Granted                  324  17.74         264    4.76      45         1.07
Canceled                 (46) 17.96        (120)   1.07     (18)        1.07
Exercised               (132)  1.20         (19)   1.36    (280)        1.07
-------------------------------------------------------------------------------

Outstanding options,
 end of year             875   7.00         729    2.77     604         1.37
-------------------------------------------------------------------------------

Options exercisable,
 end of year             450 $ 3.02         432   $2.30     354        $1.20
-------------------------------------------------------------------------------

Options available for
 future grant             77   --            42     --       50          --

Stock options are granted to officers and key employees based upon a price determined by the Board of Directors of the Company.

The 875,000 options outstanding at February 1, 1997, vest over a range of two to five years from the date of grant provided the individuals remain in the employ of the Company. Options are exercisable at a price ranging from $1.07 to $23.13. Options issued under the 1988 Stock Option Plan generally must be exercised within five years from the date they are earned. Options issued under the New Stock Option Plan must be exercised prior to the tenth anniversary of the grant date. Certain options granted in 1996 pursuant to the 1988 Stock Option Plan require exercise prior to the tenth anniversary of the grant. Outstanding options at February 1, 1997 have a weighted average remaining contractual life of 8 years.

The Company has elected to follow APB 25 and related interpretations in accounting for stock options and accordingly has recognized no compensation expense. Had compensation cost been determined based upon the fair value at grant date for awards consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company's net loss and net loss per share would have increased to $1.8 million or $0.22 per share, respectively, in fiscal 1996 and increased to $17.1 million or $3.12 per share, respectively, for fiscal 1995.

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for both fiscal 1996 and fiscal 1995: risk-free interest rate of 6.3%, an expected life of 3 to 7 years and a dividend yield of zero. For fiscal 1996 and fiscal 1995, volatility was 58.0% and 38.7%, respectively. The effects of applying FAS 123 and the results obtained are not likely to be representative of the effects on future pro-forma income.

7. COMMITMENTS AND CONTINGENCIES
-------------------------------------------------------------------------------


The Company is the lessee under various long-term operating leases for store locations and equipment rentals for up to 29 years, including renewal options. The leases typically provide for three five-year renewals that are automatic unless the Company elects not to exercise its options. Rent expense related to these leases amounted to $10.1 million, $8.1 million, and $7.4 million for the fiscal years ended February 1, 1997, February 3, 1996, and January 28, 1995, respectively. Most leases require the Company to pay real estate taxes and other expenses; some require additional amounts. At February 1, 1997, future minimum payments under noncancelable operating leases consisted of: $14.6 million, $15.5 million, $14.7 million, $13.7 million and $12.4 million for fiscal years 1997, 1998, 1999, 2000 and 2001, respectively. Such amounts for fiscal 2002 and subsequent years approximate $146.2 million.

8. CHARGE FOR STORE CLOSINGS
-------------------------------------------------------------------------------


During the second quarter of fiscal 1995, the Company implemented a plan to close 11 underperforming stores and, as a result, recorded a $10.35 million charge to continuing operations. The store closures were completed by the end of August 1995. Reserved amounts remaining at February 3, 1996 relating to long-term lease commitments were not material. Net sales and store operating income (loss), including certain specifically allocated charges, for these stores were $8.2 million and $0.1 million, respectively, in fiscal 1995 and $18.6 million and ($0.3) million, respectively, in fiscal 1994.

The charge for store closings consisted of write-offs of property, plant and equipment, expenses and markdowns associated with store closings, costs associated with net lease obligations and other expenses of $5.5 million, $3.6 million, $0.95 million and $0.3 million, respectively.

9. CHARGE FOR IMPAIRMENT OF ASSETS
-------------------------------------------------------------------------------


During the second quarter of fiscal 1995, the Company completed certain market analyses as part of its overall strategic plan. As an outcome of these analyses, the Company shortened the period of time in which it intended to occupy certain stores and as a consequence the undiscounted cash flows estimated to be generated from the revised intended use was not sufficient to recover the assets' carrying amount. Based on these indicators, the primary intangible assets associated with these locations were determined to be impaired.

Accordingly, the Company recorded an impairment loss of approximately $4.95 million to continuing operations, representing the excess net book value of these assets over their fair value.
Fair value was based on appraisal value.

The impairment charge consisted of leasehold interests, furniture fixtures and equipment and leasehold improvements of $4.5 million, $0.25 million, $0.25 million, respectively.

10. EMPLOYEE BENEFIT PLANS
-------------------------------------------------------------------------------


In October 1996, the Company established a defined contribution retirement savings plan (401 (k)) covering all eligible employees. This plan succeeds the previously discretionary profit sharing plan with all prior individual account balances and vesting terms transferred to the new plan. The plan allows participants to defer a portion of their annual compensation and receive a matching employer contribution on a portion of that deferral. During fiscal 1996, the Company recorded a contribution $71,000 to the 401(k) plan. The Company recorded a contribution of $500,000 to the profit sharing plan in fiscal 1995 and fiscal 1994.



SELECTED FINANCIAL DATA
Loehmann's, Inc.                         1996       1995       1994       1993       1992
-----------------------------------   --------   --------  ---------   --------   --------
                                            (In thousands, except per share amounts)

Net Sales .........................   $417,758   $386,090   $392,606   $373,443   $389,330
Net loss applicable to common stock   $  1,216   $ 17,019   $  3,308   $ 13,727   $  2,118
Net loss per share applicable to
common stock                          $   0.14   $   3.12   $   0.63   $   2.18   $   0.49

Total Assets ......................   $176,200   $163,611   $178,612   $177,666   $184,189
Long-term obligations .............   $107,850   $131,733   $131,967   $130,827   $119,420
Redeemable Series A preferred stock       --     $ 15,279   $ 13,223   $ 11,421   $  9,924
                                      --------   --------   --------   --------   --------
