Form 10-K, Exhibit 13
period 1997-02-01
LOEHMANNS INC
filed 1997-05-02
CIK 60064

Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS

               We consent to the incorporation by reference in this Annual Report (Form 10-K) of Loehmann's, Inc. of our report dated February 24, 1997, included in the 1996 Annual Report to Stockholders of Loehmann's, Inc.

               We also consent to the incorporation by reference in Registration Statements (Form S-8 Numbers 333-05751 and 333-05749) of Loehmann's, Inc. of our report dated February 24, 1997, with respect to the consolidated financial statements incorporated herein by reference.


                              /s/ Ernst & Young LLP


New York, New York
May 2, 1997