Form 10-K, Exhibit 13
period 1998-01-31
LOEHMANNS INC
filed 1998-05-01
CIK 60064

Exhibit 13

               SUCH PORTIONS OF THE ANNUAL REPORT TO STOCKHOLDERS
                FOR 1997 AS ARE INCORPORATED HEREIN BY REFERENCE


FINANCIAL HIGHLIGHTS

Loehmann's, Inc.


                                                                                                        Percent
                                                                    1997               1996             Change
                                                              ---------------    ---------------      ----------
OPERATING RESULTS
Net Sales ................................................       $443,310,000       $417,758,000            6.1%
EBITDA ...................................................        $18,032,000        $36,828,000          -51.0%
Non-recurring Charge......................................          9,300,000                  0            N/A
Operating (Loss) Income...................................        (2,701,000)         24,980,000            N/A
Pro-forma Net (Loss) Income...............................        (9,483,000)          8,700,000            N/A
Pro-forma Net (Loss)......................................
       Income per Share...................................            ($1.00)              $0.92            N/A
Net (Loss) Applicable.....................................
       to Common Stock....................................       (15,672,000)        (1,216,000)            N/A
Diluted Net Loss per Share................................
       Applicable to Common Stock                                     ($1.75)            ($0.14)            N/A
FINANCIAL POSITION........................................
Shareholders Equity.......................................          9,706,000         25,243,000          -61.5%
Total Assets .............................................        189,226,000        176,200,000            7.4%
Working Capital ..........................................         27,092,000         22,278,000           21.6%
Number of Stores at End of Period ........................                 76                 73            4.1%
Total Square Footage .....................................          1,492,000          1,279,000           16.7%

MARKET PRICES OF COMMON STOCK

         The Company's common stock has been traded on the NASDAQ National Market System since May 7, 1996 under the symbol LOEH. As of April 1, 1998, there were approximately 100 shareholders of record of the Company's common stock. The following table shows the high and low sales price for the Company's common stock for each quarterly period from May 7, 1996, the date of the Company's initial public offering, through January 30, 1998.

Fiscal Quarter Ended                                    High             Low
--------------------                                    ----             ---
August 3, 1996 ................................      $28.125         $18.000
November 2, 1996 ..............................      $30.000         $20.375
February 1, 1997 ..............................      $31.000         $14.625
May 3, 1997 ...................................      $19.500         $ 6.250
August 2, 1997 ................................      $ 8.250         $ 6.000
November 1, 1997 ..............................      $10.125         $ 5.688
January 31, 1998 ..............................      $ 7.875         $ 3.500

         On January 30, 1998, the closing market price of the Company's Common Stock was $3.81. The Company has not paid dividends on its common stock or its Class B Common Stock since inception and does not anticipate paying a cash dividend in the foreseeable future. Certain of the Company's debt agreements contain various covenants which may restrict the payment of cash dividends. On April 1, 1998, the closing market price of the Company's Common Stock was $4 3/8.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained herein constitute "forward-looking statements" within the meaning of the Reform Act. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, competition; success of operating initiatives; development and operating costs; advertising and promotional efforts; brand awareness; the existence or adherence to development schedules; the existence or absence of adverse publicity; availability, terms and development of capital; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs; changes in, or the failure to comply with, government regulations; construction costs and other factors referenced in this report.

MANAGEMENT DISCUSSION AND ANALYSIS
LOEHMANN'S, INC.

RESULTS OF OPERATIONS

         The table below sets forth certain financial data of the Company expressed as a percentage of net sales for the periods indicated:


                                                                     Fiscal Year (1)
                                                        ---------------------------------------
                                                           1997           1996           1995
                                                           ----           ----           ----
Net sales ............................................    100.0%         100.0%         100.0%
Gross margin .........................................     28.4           31.9           31.1
Selling, general and administrative expenses .........     25.1           23.0           23.2
Depreciation and amortization ........................      2.6            2.8            3.1
Charge for store closings and impairment of assets ...      1.3             --            4.0
Operating income .....................................     (0.6)           6.0            0.9
Interest expense, net ................................      2.9            3.2            4.7
Income (loss) before income taxes ....................     (3.5)%          2.8%          (3.8)%

-------------
(1) Fiscal 1997 and 1996 had 52 weeks, and fiscal 1995 had 53 weeks. Numbers may not total due to rounding.

FISCAL 1997 COMPARED TO FISCAL 1996

         Net sales increased by approximately $25.6 million, or 6.1%, to $443.3 million during fiscal 1997 as compared to $417.8 million during fiscal 1996. Comparable store sales (sales at stores that were in operation for both periods) decreased by 6.8% during fiscal 1997 as compared to fiscal 1996. The increase in reported net sales for fiscal 1997 is the result of sales from new stores, offset by the effect of closed stores and the comparable store sales decrease of 6.8%. The Company opened 7 new stores if fiscal 1997 and 7 new stores in fiscal 1996, and closed 4 stores in fiscal 1997 and 3 stores in fiscal 1996.

         Gross profit decreased by approximately $7.4 million to $125.8 million during fiscal 1997 as compared to $133.1 million for fiscal 1996. Gross margin decreased to 28.4% for fiscal 1997 from 31.9% in the prior fiscal year. The decrease in gross margin is primarily the result of: (i) an increase in markdowns which represents 2.7% of sales, and (ii) a one time charge which represents 0.8% of sales, for the planned liquidation of inventory in ten stores to be closed in 1998, and for the planned liquidation of inventory as part of the Company's strategy to reposition its merchandise offerings.

         Selling, general and administrative expenses increased by approximately $15.1 million to $111.4 million during fiscal 1997 as compared to $96.3 million for fiscal 1996. As a percentage of net sales, selling, general and administrative expense increased to 25.1% in fiscal 1997 from 23.0% in the prior year. The dollar increase in selling, general and administrative expenses was primarily related to: (i) $17.4 million in store operating expenses related to 1996 and 1997 new stores including store payroll, occupancy and advertising costs partially offset by (ii) $3.4 million primarily related to store closings. The increase in selling, general and administrative expense as a percentage of sales is primarily the result of higher relative occupancy costs as a percentage of sales for new stores and the comparable store expansions.

         Depreciation and amortization for fiscal 1997 described by approximately $0.4 million to $11.4 million as compared to $11.8 million for the prior fiscal year. The reduction in depreciation and amortization is attributable to: (i) a decrease in amortization of deferred financing fees related to the refinancing of debt associated with the debt offering in fiscal 1996, (ii) an increase in depreciation related to the opening of the seven new stores and the expansion and renovation of eight stores in fiscal 1997, (iii) a lengthening of the estimated depreciable lives of assets for certain stores whose primary lease terms were extended, and (iv) a decrease in depreciation associated with the natural retirement of certain assets.

         In connection with the Company's ongoing strategy to focus on larger, more profitable stores, the Company provided for a charge in the amount of $5.7 million for the closing of ten stores during 1998. This charge consists of the write off of property, plant, and equipment, closing expenses, and costs associated with net lease obligations of $2.1 million, $0.6 million, and $3.0 million, respectively. See Note 9 to the Consolidated Financial Statements.

         Operating (loss) income decreased by $27.7 million to $(2.7) million, or (0.6)% of sales, in fiscal 1997 as compared to $25.0 million, or 6.0% of sales, in fiscal 1996. The decrease in operating income as a percentage of sales from 6.0% to (0.6)% in fiscal 1997 primarily consists of the following: (i) 1.3% related to the charge for store closings, (ii) 2.1% related to selling, general, and administrative expenses primarily resulting from higher occupancy costs as a percentage of sales associated with new and expanded stores, and (iii) 3.5% related to a decrease in gross profit resulting from higher markdowns and the planned liquidation of inventory to reposition its merchandise offerings and for the closing of stores.

         Interest expense decreased by $0.5 million to $12.8 million for fiscal 1997 as compared to $13.4 million for fiscal 1996. The reduction in net interest expense primarily resulted from the effect of the Company's reduction of approximately $30.0 million of senior notes and a reduction of the average interest rate paid on the long term debt by approximately 60 basis points on May 7, 1996, partially offset by interest expense incurred on borrowings under the revolving line of credit. See Note 4 of the Consolidated Financial Statements.

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

         The following table sets forth certain unaudited operating data for the Company's eight fiscal quarters ended January 31, 1998. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown.

                                                    FISCAL 1996                                         FISCAL 1997
                                 --------------------------------------------------------------------------------------------------
                                    First       Second       Third        Fourth       First        Second      Third       Fourth
                                    Quarter     Quarter      Quarter      Quarter      Quarter      Quarter     Quarter     Quarter
                                                                 (In thousands, except per share data)
                                                                              Unaudited
STATEMENT OF OPERATIONS DATA
Net sales ....................... $ 104,120   $  90,652    $ 114,393    $ 108,593    $ 112,595    $  95,292   $ 126,495   $ 108,928
Gross profit ....................    33,734      28,100       37,349       33,938       35,106       25,621      40,465      24,570


Selling, general and
   administrative expenses (1)...    23,885      20,802       25,528       26,078       28,868       24,393      30,053      28,056
Depreciation and amortization....     3,148       2,899        2,845        2,956        2,864        2,668       2,946       2,955
Non-recurring charge.............         -           -            -            -            -            -           -       5,660
Operating income (loss) .........     6,702       4,399        8,976        4,903        3,374       (1,440)      7,466     (12,101)
Interest expense ................     4,231       3,759        2,698        2,673        2,972        3,140       3,278       3,455
Income (loss) before
   extraordinary item ...........     2,421         630        6,274        2,228          380       (4,587)      4,122     (15,587)
Extraordinary loss for early
   retirement of debt ...........         -       7,101            -            -            -            -           -           -
Net income (loss) ............... $   1,835   $ (11,553)   $   6,274    $   2,228    $     380    $  (4,587)  $   4,122   $ (15,587)
Basic earnings (loss) per share
before extraordinary item........ $    0.35   $   (0.51)   $    0.71    $    0.25    $    0.04    $   (0.51)  $    0.46   $   (1.73)
Basic earnings (loss) per share
after extraordinary item          $    0.35   $   (1.33)   $    0.71    $    0.25    $    0.04    $   (0.51)  $    0.46   $   (1.73)
Diluted earnings (loss) per share
   before extraordinary item..... $    0.31   $   (0.51)   $    0.66    $    0.23    $    0.04    $   (0.51)  $    0.45   $   (1.73)
Diluted earnings (loss) per share $    0.31   $   (1.33)   $    0.66    $    0.23    $    0.04    $   (0.51)  $    0.45   $   (1.73)
after extraordinary item

-----------------
(1) Reflects income of $0.5 million of occupancy-related cost recovery items in the fourth quarter of fiscal 1996.

LIQUIDITY AND CAPITAL RESOURCES

         Net cash used in operating activities totaled $7.5 million for fiscal 1997 of which $9.2 million was for an increase in inventory related primarily to the opening of seven new stores and the expansion of eight comparable stores during the year. Net cash used in investing activities was $16.7 million in fiscal 1997, principally related to the new store and expansion store activity during the year. Net cash used for operating and investing activities was financed primarily by the increase in borrowings of $23.6 million under the Company's revolving credit facility.

         In February 1998, the Company amended its credit agreement with its bank to provide for: (i) the elimination of all financial covenants related to the Credit Facility, (ii) an increase in the Credit Facility to $50.0 million, and (iii) an extension of the term of the Credit Facility to June 2001. See Note 4 of the Consolidated Financial Statements. At January 31, 1998, outstanding borrowings under the Credit Facility were approximately $33.8 million. The Company believes that cash generated from operations together with funds available under the Credit Facility will be sufficient to satisfy its cash requirements in fiscal 1998. In addition, the Company has reduced its capital expenditure requirements for fiscal 1998 to $9.0 million by decreasing its new store and comparable store expansion program, and has put special emphasis toward inventory management in order to maintain control over markdown requirements during fiscal 1998.

YEAR 2000

         The Company presently believes that the year 2000 issue will not pose significant operational problems for its computer systems. The Company has outside service contracts to maintain its computer software programs and expects that all modifications and conversions will be completed on a timely basis. The total dollar amount that the company estimates will be spent to address its year 2000 issues is not expected to have a material financial impact.

However, if such modifications and conversions are not made, or are not completed in a timely manner, the year 2000 issue could have a material adverse impact upon Company operations.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Loehmann's, Inc.

         We have audited the accompanying consolidated balance sheets of Loehmann's Inc. as of January 31, 1998, and February 1, 1997, and the related consolidated statements of operations, changes in common stockholders' equity (deficit) and cash flows for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Loehmann's Inc. at January 31, 1998 and February 1, 1997, and the consolidated results of its operations and cash flows for the fiscal years ended January 31, 1998, February 1, 1997, and February 3, 1996 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

New York, New York
March 6, 1998

--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS
Loehmann's, Inc.

                                                                             January 31,         February 1,
                                                                                1998                1997
                                                                      ----------------------------------------
                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current Assets:
    Cash and cash equivalents........................................       $       1,767       $       2,292
    Accounts receivable and other assets.............................               5,575               4,400
    Merchandise inventory............................................              67,521              58,304

Total current assets.................................................              74,863              64,996

Property, equipment and leaseholds, net..............................              71,612              66,515
Deferred debt issuance costs and other assets, net...................               3,228               3,870
Purchase price in excess of net assets acquired, net.................              39,523              40,819
                                                                      ----------------------------------------
                                                                            $     189,226       $     176,200
Total assets......................................................... ----------------------------------------

LIABILITIES AND COMMON STOCKHOLDERS' EQUITY Current liabilities:

    Accounts payable.................................................       $      21,570       $      19,634
    Accrued expenses.................................................              23,632              20,484
    Accrued interest.................................................               2,496               2,530
    Current portion of long-term debt................................                  73                  70

Total current liabilities............................................              47,771              42,718

Long-term debt:

    Revolving line of credit.........................................              33,771              10,188
    117/8% senior notes..............................................              95,000              95,000
    Revenue bonds and notes..........................................               2,589               2,662

Total long-term debt.................................................             131,360             107,850
Other noncurrent liabilities.........................................                 389                 389
Common stockholders' equity:

    Common stock, 25,000,000 shares authorized; 8,976,932
      and 8,756,739 shares issued and outstanding at
      January 31, 1998, and February 1, 1997, respectively...........                  89                  87

    Class B convertible common stock, 469,237 shares
      authorized, 48,431 and 142,277 at January 31, 1998,
      and February 1, 1997, respectively.............................                 244                 713
    Additional paid-in capital.......................................              81,597              80,995
    Accumulated deficit..............................................            (72,224)            (56,552)

Total common stockholders' equity....................................               9,706              25,243
                                                                      ----------------------------------------
Total liabilities and common stockholders' equity....................       $     189,226       $     176,200
                                                                      ----------------------------------------

-------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF OPERATIONS
Loehmann's, Inc.

                                                                                      Fiscal year ended
                                                                      --------------------------------------------------
                                                                          January 31,      February 1,      February 3,
                                                                             1998             1997             1996
                                                                      ---------------- ---------------- ----------------
                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales............................................................ $       443,310  $       417,758  $       386,090
Cost of sales........................................................         317,548          284,637          265,889

Gross profit.........................................................         125,762          133,121          120,201
Selling, general and administrative expenses.........................         111,370           96,293           89,485
Depreciation and amortization........................................          11,433           11,848           12,120
Charge for store closings and impairment assets......................           5,660               --           15,300

Operating income.....................................................         (2,701)           24,980            3,296
Interest expense, net................................................          12,845           13,361           18,153

Income (loss) before income taxes....................................        (15,546)           11,619         (14,857)
Provision for income taxes...........................................             126               66              106

Income (loss) before extraordinary item..............................        (15,672)           11,553         (14,963)
Extraordinary loss on early extinguishment of debt...................              --            7,101               --

Net income (loss)....................................................        (15,672)            4,452         (14,963)
Stock dividends on and normal and accelerated accretion of
preferred stock......................................................              --            5,668            2,056

                                                                      $      (15,672)  $       (1,216)  $      (17,019)
Net loss applicable to common stock.................................. ---------------- ---------------- ----------------
Basic (loss) earnings per share before extraordinary item............ $        (1.75)  $          0.74  $        (3.12)
Basic (loss) per share after extraordinary item...................... $        (1.75)  $        (0.15)  $        (3.12)
Diluted (loss) earnings per share before extraordinary item.......... $        (1.75)  $          0.69  $        (3.12)
Diluted (loss) per share after extraordinary item.................... $        (1.75)  $        (0.14)  $        (3.12)
Weighted average number of common shares outstanding.................           8,961            7,901            5,463

Weighted average number of common shares and common                             8,961            8,529            5,463
share equivalents outstanding........................................ ---------------- ---------------- ----------------

------------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIT) Loehmann's, Inc.


                                                                         CLASS B
                                               COMMON STOCK            COMMON STOCK
                                          -----------------------  ----------------------     Additional
                                             Number of             Number of                   Paid-in    Accumulated
                                              Shares      Amount    Shares        Amount       Capital      Deficit       Totals
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)      -------------  --------  ---------    ---------     ----------  -----------   ----------
Balances as of January 28, 1995..........     4,704,089    $47       469,237     $  2,352       $23,636    $(38,317)    $ (12,282)
Stock options earned.....................            --     --            --           --           199           --           199
Exercise of stock options................        21,331     --            --           --            22           --            22
Net loss for the fiscal year ended
    February 3, 1996.....................            --     --            --           --            --     (14,963)      (14,963)
Dividend on and accretion of preferred
    stock................................            --     --            --           --            --      (2,056)       (2,056)
Balances as of February 3, 1996..........     4,725,420     47       469,237        2,352        23,857     (55,336)      (29,080)
Issuance of common stock.................     3,572,000     36            --           --        55,343           --        55,379
Exercise of stock options................       132,359      1            --           --           159           --           160
Conversion of Class B common stock.......       326,960      3     (326,960)      (1,639)         1,636           --            --
Net income for the fiscal year ended
    February 1, 1997.....................            --     --            --           --            --        4,452         4,452
Dividend on and accretion of preferred
    stock................................            --     --            --           --            --      (5,668)       (5,668)
Balances as of February 1, 1997..........     8,756,739     87       142,277          713        80,995     (56,552)        25,243
Exercise of stock options................       126,347      1            --           --           134           --           135
Conversion of Class B common stock.......        93,846      1      (93,846)        (469)           468           --            --
Net loss for the fiscal year ended
    January 31, 1998.....................            --     --            --           --            --     (15,672)      (15,672)
                                          -------------  --------  ---------    ---------     ----------  -----------   ----------
Balances as of January 31, 1998               8,976,932    $89        48,431     $    244       $81,597    $(72,224)    $    9,706

----------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
Loehmann's, Inc.

                                                                                           Fiscal Year Ended
                                                                          -----------------------------------------------------
                                                                             January 31,       February 1,       February 3,
                                                                                1998              1997              1996
                                                                          -----------------------------------------------------
                                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)........................................................    $ (15,672)        $   4,452         $ (14,963)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
       Depreciation and amortization.....................................       11,433            11,848            12,120
       Accretion of 10 1/2% senior secured notes.........................           --               510             1,328
       Charges for store closings, impairment of assets and other........        2,110                --            10,538
       Loss on early retirement of 10 1/2% senior secured notes and
            13 3/4% senior subordinated notes............................           --             7,101                --
       Changes in assets and liabilities:
            Accounts receivable and other assets.........................       (1,175)           (2,678)              678
            Merchandise inventory........................................       (9,217)          (14,583)              417
            Accounts payable.............................................        1,936            (1,840)             (276)
            Accrued expenses.............................................        3,148             3,775                (3)
            Accrued interest.............................................          (34)           (4,507)              250

Net change in current assets and liabilities.............................        8,201           (19,833)            1,066
Net change in other noncurrent assets and liabilities....................          (15)              549              (627)

Total adjustments........................................................        8,186               175            24,425
                                                                          -----------------------------------------------------
Net cash (used in) provided by operations                                       (7,486)            4,627             9,462

CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures.....................................................      (16,687)          (16,037)           (8,130)
Net cash used in investing activities....................................      (16,687)          (16,037)           (8,130)
                                                                          -----------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES

Borrowings on revolving credit facilities................................       23,583            10,188                --
Redemption of 10 1/2% senior secured notes...............................           --           (55,905)           (1,584)
Redemption of 13 3/4% senior subordinated notes..........................                        (78,325)               --
Redemption of 117/8% senior notes........................................                         (5,165)               --
Sale of 117/8% senior notes, net of issuance costs.......................                         95,863                --
Redemption of Series A Preferred Stock...................................                        (20,947)               --
Sale of common stock.....................................................          135            55,379                --
Other financing activities, net..........................................          (70)              102               (58)
                                                                          -----------------------------------------------------

Net cash provided by (used in) financing activities......................       23,648             1,190            (1,642)
                                                                          -----------------------------------------------------
Net (decrease) increase in cash and cash equivalents.....................         (525)          (10,220)             (310)
Cash and cash equivalents at beginning of period.........................    $   2,292         $  12,512         $  12,822
Cash and cash equivalents at end of period...............................    $   1,767         $   2,292         $  12,512
                                                                          -----------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the fiscal year for interest............................    $  13,212         $  18,807         $  16,845
Cash paid during the fiscal year for income taxes........................    $     233         $     218         $     103
                                                                          -----------------------------------------------------

------------------
THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Loehmann's, Inc.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

         Effective May 7, 1996, the Company effected a reincorporation from Maryland, to Delaware by Loehmann's Holdings, Inc. ("Holdings"), the Company's predecessor, merging into the Company (the "Merger"). As a result of the Merger, each share of Holdings common stock and Class B common stock was converted into approximately 0.22 shares of the Company's common and Class B common and the authorized number of common was changed to 25,000,000. Accordingly, the financial information appearing herein (including all share and per share data) reflects the retroactive application of the Merger.

BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany items have been eliminated.

FISCAL YEAR

         The Company follows the standard fiscal year of the retail industry which is a 52 or 53 week period ending on Saturday closest to January 31. Fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996 had 52 weeks, 52 weeks and 53 weeks, respectively.

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

MERCHANDISE INVENTORY

         Merchandise inventory is valued at the lower of cost or market as determined by the retail inventory method. However, certain warehoused inventory that is not available for sale is valued on a specific cost basis. The merchandise inventory valued on a specific cost basis at January 31, 1998 and February 1, 1997 was $20.1 million and $11.9 million, respectively.

ADVERTISING EXPENSE

         The cost of advertising is expensed as incurred. Advertising costs were $15.4 million, $14.8 million and $13.0 million during fiscal years 1997, 1996 and 1995, respectively.

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

PRE-OPENING COSTS

         Expenses incurred in connection with the opening of new stores are expensed in the fiscal quarter in which the store opens. In fiscal 1997 and 1996 the Company incurred $1.3 million and $1.7 million respectively in pre-opening costs. No pre-opening costs were incurred in fiscal 1995.

PURCHASE PRICE IN EXCESS OF NET ASSETS ACQUIRED, NET

         The purchase price in excess of identifiable net assets acquired is being amortized on a straight-line basis over 40 years. Amortization for fiscal years 1997, 1996 and 1995 amounted to $1.3 million annually. Accumulated amortization at January 31, 1998 and February 1, 1997 was $12.2 million and $10.9 million, respectively.

CLASS B COMMON STOCK

         Each share of Class B Common Stock is convertible into one share of Common Stock, subject to adjustment at any time. During fiscal 1997, approximately 93,846 shares of Class B Common Stock were converted. The Company's various credit agreements prohibit or restrict any such repurchase.

CAPITALIZED INTEREST

         Interest on borrowed funds is capitalized during construction of property and is amortized on a straightline basis over the depreciable lives of the related assets. Interest of $397,000 and $640,000 was capitalized during fiscal 1997 and fiscal 1996, respectively. Interest capitalized during fiscal 1995 was not material.

DEFERRED DEBT ISSUANCE COSTS

         Deferred debt issuance costs are amortized over the terms of the related debt agreements. Deferred debt issuance costs were $4.2 million at January 31, 1998 and $4.1 million at February 1, 1997. Amortization expenses for fiscal years 1997, 1996, and 1995 amounted to

$0.6 million, $0.8 million and $1.2 million, respectively. Total accumulated amortization at January 31, 1998 and February 1, 1997 amounted to $1.1 million and $0.5 million respectively.

INCOME TAXES

         Income taxes are provided using the liability method.

NET LOSS PER SHARE OF COMMON STOCK

         Basic EPS is determined by dividing net income/loss (after deducting dividends on and accretion of preferred stock) by the weighted average number of Common and Class B Common shares outstanding during the period. Diluted EPS is determined by dividing net income/loss (after deducting dividends on and accretion of preferred stock) by the weighted average number of Common and Class B Common shares and common stock equivalents outstanding during the period. Outstanding options to purchase Common Stock were not considered in the calculation of Diluted EPS for fiscal 1997 and fiscal 1995, as their effects were antidilutive.

         In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements (see Note 6). The adoption of Financial Accounting Standards Board Statement No. 128 did not have a material adverse effect upon the Company's financial statements.

2. INCOME TAXES

         The Company's provision for income taxes primarily represents state and local minimum and alternative minimum taxes.

         Significant components of deferred tax liabilities and assets are as follows:

                                                    January 31,      February 1,
                                                       1998             1997
                                                   -----------------------------
                                                           (In thousands)
Deferred tax assets:
    Net operating loss carryforwards ..............$     12,251  $      8,146
    Excess book depreciation and amortization .....       4,365         6,037
    Store closing reserve..........................       3,643             4
    Compensation ..................................          --           925
    Capitalization of inventory expenses ..........         711           617
    Other, net ....................................         996           429
Total deferred tax assets .........................      21,966        16,158
Deferred tax liabilities ..........................       (269)         (205)
Net deferred tax assets ...........................      21,696        15,953
Less valuation allowance ..........................    (21,696)      (15,953)
                                                   $         --  $         --
                                                   -----------------------------

Following is a reconciliation of the statutory Federal income tax rate and the effective income tax rate application to earnings before income taxes:

                                                              January 31,        February 1,         February 3,
                                                                 1998                1997                1996
                                                           -------------------------------------------------------
Statutory tax rate ......................................        35.0%               35.0%               35.0%
Tax effect of extraordinary item ........................          --              (21.4)                  --
Utilization of net operating loss carry forward .........          --              (17.8)%                 --
Valuation allowance adjustment ..........................      (32.4)                  --              (31.9)
Goodwill ................................................       (3.0)                 3.9               (3.2)
Other, net...............................................       (0.4)                 0.9               (0.6)
Effective tax rate ......................................       (0.8)%                0.6%              (0.7)%

         At January 31, 1998, the Company had net operating loss carryforwards of approximately $31.3 million and $24.5 million for regular and alternative minimum tax purposes, respectively. Net operating losses begin to expire in 2003 and future years.

3. EQUITY AND DEBT OFFERING

         On May 10, 1996, the Company sold 3,572,000 shares of Common Stock and $100.0 million principal amount of 11-7/8% Senior Notes due 2003 (the "Senior Notes"). The net proceeds received from such offerings (the "Offerings") were used (i) to redeem in full the Company's 10-1/2% Senior Secured Notes, at a redemption price of 103.5%, (ii) to redeem in full the Company's 13-3/4% Senior Subordinated Notes at a redemption price of 101.0%, and (iii) to redeem all issued and outstanding shares of the Company's Series A Preferred Stock at its liquidation price of $0.56 per share (collectively, the "Existing Obligations").

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

4. LONG-TERM DEBT

         The Company's long-term debt consists of:

                                                    January 31,      February 1,
                                                       1998             1997
                                                    ----------       -----------
                                                           (In thousands)

Revolving line of Credit(a) ........................ $  33,771        $  10,188
117/8 senior notes, due 2003(b).....................    95,000           95,000
9 1/2% New York City Industrial Development
  Agency revenue bonds, due 2004....................     2,250            2,250
5 1/2% City of New York note due in varying
  installments to 2004..............................       412              482
                                                    ----------       -----------
                                                       131,433          107,920
Less current maturities.............................        73               70
                                                    ----------       -----------
Long-term debt......................................  $131,360         $107,850
                                                    ----------       -----------
---------------
(a) In February 1998, the Company amended its credit agreement with its bank (the "Credit Facility") to provide for: (i) the elimination of all financial covenants under the Credit Facility, (ii) an extension of the term of the Credit Facility to June 2001, and (iii) an increase in the Credit Facility to $50.0 million with interest at either the Bank's prime rate plus 0.75%, or LIBOR plus 2.2% at the Company's option. The Credit Facility is subject to certain borrowing base limitations, and imposes certain other limitations on the Company. The Credit Facility is secured by substantially all of the Company's assets and is not subject to scheduled repayments, except upon maturity. At January 31, 1998, the Company's outstanding amounts under letters of credit were $1,719,563.

(b) Interest is payable semiannually on May 15 and November 15 in each year. The Company is entitled to redeem the Notes commencing May 15, 2000 at redemption prices of 105.938%, 102.969% and 100% of the principal amount during 2000, 2001 and 2002, respectively.

    The Senior Notes Indenture contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, transfer or sell assets, pay dividends or make certain other restricted payments, incur liens, enter into certain transactions with affiliates or consummate certain mergers, consolidations or sales of all or substantially all of its assets. In addition, subject to certain conditions, the Company is obligated to make offers to repurchase the Senior Notes with the net proceeds of certain asset sales. These covenants are subject to certain exceptions and qualifications.

    Based on a quoted market price of 104.4%, the fair value of the 117/8 senior notes outstanding at January 31, 1998 approximated $99.1 million.

    During the second quarter of 1996, the Company purchased and retired $5.0 million face amount of the 117/8% senior notes on the open market incurring an extraordinary loss of approximately $365,000 in connection with this purchase.

5. PROPERTY, EQUIPMENT AND LEASEHOLDS, NET

         Property, equipment and leaseholds are recorded at cost less accumulated depreciation and amortization. The components of property, equipment and leaseholds are as follows:

                                               Useful   January 31,  February 1,
                                               Lives       1998         1997
                                             ---------  -----------  -----------
                                             (In years)      (In thousands)

Building ...................................     20       $  7,879    $  7,879
Furniture, fixtures and equipment ..........    3-8         44,246      35,835
Leasehold interests.........................   5-29         45,853      51,781
Leasehold improvements .....................   5-29         33,332      28,675
Total property, equipment and leaseholds....               131,010     124,170
Accumulated depreciation and amortization...              (59,698)    (57,655)
Property, equipment and leaseholds, net.....              $ 71,612    $ 66,515

6. EARNINGS PER SHARE

         The following table sets forth the computation of basic and diluted
(loss) earnings per share:


                                                               Fiscal 1997      Fiscal 1996      Fiscal 1995
                                                             -------------------------------------------------
NUMERATOR
Net operating (loss) income................................. $       (15,672) $         11,553 $      (14,963)
Preferred stock dividends on and normal and
    accelerated accretion...................................               --            5,668           2,056
Numerator for basic and diluted (loss) earnings
    per share before extraordinary item.....................         (15,672)            5,885        (17,019)
Extraordinary item..........................................               --            7,101              --
Numerator for basic and diluted (loss) per share
    after extraordinary item................................         (15,672)          (1,216)        (17,019)

DENOMINATOR
Denominator for basic (loss) earnings per share
    -- weighted average shares..............................            8,961            7,901           5,463
Effect of dilutive securities:
    Employee stock options..................................               --              628              --
    Dilutive potential common shares........................               --              628              --
Denominator for diluted (loss) earnings per
    share -- adjusted weighted average shares
    and assumed conversions................................. $          8,961 $          8,529 $         5,463
Basic (loss) earnings per share before
    extraordinary item...................................... $         (1.75) $           0.74 $        (3.12)
Basic (loss) per share after extraordinary item............. $         (1.75) $         (0.15) $        (3.12)
Diluted (loss) earnings per share before
    extraordinary item...................................... $         (1.75) $           0.69 $        (3.12)
Diluted (loss) per share after extraordinary item........... $         (1.75) $         (0.14) $        (3.12)

Options to purchase 858,179 shares of common stock at an average price of $7.63 per share were outstanding at January 31, 1998, but were not included in the computation of diluted loss per share because the effect would be antidilutive.

Options to purchase 464,643 shares of common stock at an average price of $1.65 per share were outstanding at February 3, 1996, but were not included in the computation of diluted loss per share because the effect would be antidilutive.


7. STOCK OPTION PLANS

         On September 30, 1988, the Company adopted the Loehmann's Holdings, Inc. 1988 Stock Option Plan, as amended on April 2, 1992, pursuant to which a committee appointed by the Board of Directors is authorized to grant options to purchase up to 1,077,010 shares of Common Stock to key employees and directors. On May 7, 1996, the Company adopted the Loehmann's, Inc. New Stock Incentive Plan (the "New Stock Option Plan") as amended on June 19, 1997. A maximum of 646,892 shares of Common Stock may be delivered by the Company pursuant to options or other awards authorized by a committee appointed by the Board of Directors. On June 19, 1997, the Company adopted the Loehmann's, Inc. Director's Stock Option Plan. A maximum of 250,000 shares of Common Stock may be delivered by the Company pursuant to options or other awards authorized by a committee appointed by the Board of Directors.

The following information pertains to the Company's stock option plans:


                                          January 31,                    February 1,                    February 3,
                                             1998                           1997                           1996
                                   --------------------------  ------------------------------  ---------------------------
                                                   Weighted                      Weighted                      Weighted
                                                    Average                       Average                       Average
                                                   Exercise                      Exercise                      Exercise
                                      Shares         Price        Shares           Price          Shares         Price
                                   ------------ -------------  ------------- ----------------  ------------- -------------
                                          (in thousands)               (in thousands)                 (in thousands)
Outstanding options,
  beginning of year ..............     875         $ 7.00          729           $ 2.77            604         $ 1.37
Granted ..........................     147           8.58          324            17.74            264           4.76
Canceled .........................    (38)          14.86         (46)            17.96          (120)           1.07
Exercised.........................   (126)           1.18        (132)             1.20           (19)           1.36
Outstanding options,
  end of year ....................     858         $ 7.63          875           $ 7.00            729         $ 2.77
Options exercisable, end
  of year ........................     474         $ 4.59          450           $ 3.02            432         $ 2.30
Options available for
future grant .....................     423            N/A           77              N/A             42            N/A

         Stock options are granted to officers and key employees based upon a price determined by the Board of Directors of the Company. Compensation expense is recorded in the period that options are earned.

         The 858,179 options outstanding at January 31, 1998, vest over a range of two to five years from the date of grant provided the individuals remain in the employ of the Company. Options are exercisable at a price ranging from $1.07 to $23.13. Options issued under the 1988 Stock Option Plan generally must be exercised within five years from the date they are earned. Options issued under the New Stock Option Plan must be exercised prior to the tenth anniversary of the grant date.

         The Company has elected to follow APB 25 and related interpretations in accounting for stock options and accordingly has recognized no compensation expense. Had compensation cost been determined based upon the fair value at grant date for awards consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", the Company would have incurred an additional compensation cost of $1.0 million or $0.11 per share for fiscal 1997, $0.6 million or $0.07 per share for fiscal 1996, and $0.1 million or $0.01 per share for fiscal 1995.

         The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for fiscal 1997, 1996 and 1995: risk-free interest rate of 6.3%, an expected life of 3 to 7 years and a dividend yield of zero. For fiscal 1997, 1996 and 1995, volatility was 85.8%, 58.0% and 38.7%, respectively.

8. COMMITMENTS AND CONTINGENCIES

         The Company is the lessee under various long-term operating leases for store locations and equipment rentals for up to 29 years, including renewal options. The leases typically provide for three five-year renewals that are automatic unless the Company elects to terminate the lease. Rent expense related to these leases amounted to $15.4 million, $10.1 million and $8.1 million for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996, respectively. Future minimum payments under noncancelable operating leases consisted of the following at January 31, 1998:

                                                    (IN THOUSANDS)

          1998                                       $     15,993
          1999                                             15,644
          2000                                             14,818
          2001                                             13,969
          2002                                             13,876
          Thereafter                                      154,026
                                                    --------------
          Total                                      $    228,326

9. CHARGE FOR STORE CLOSINGS

         During the fourth quarter of fiscal 1997, the Company implemented a plan to close ten underperforming stores and, as a result, recorded a $5.7 million charge to continuing operations. These closures are intended to improve the Company's liquidity and future operating profitability.

         The store closures will be materially completed by the end of March 1998. Net sales and store operating income (loss), including certain specifically allocated charges, for these stores were $21.3 million and $(0.8) million, respectively, in fiscal 1997, $24.9 million and $1.5 million, respectively, in fiscal 1996 and, $26.2 million and $1.2 million, respectively, in fiscal 1995.

         The charge for store closings consisted of write-offs of property, plant and equipment, costs associated with net lease obligations and other expenses of $2.1 million, $3.0 million and $0.6 million, respectively.

         During the second quarter of fiscal 1995, the Company implemented a plan to close 11 underperforming stores and, as a result, recorded a $10.35 million charge to continuing operations. These closures were intended to improve overall chain profitability and achieve a more competitive cost structure.

         The store closures were completed by the end of August 1995. Reserved amounts remaining at February 3, 1996 relating to long-term lease commitments were not material. Net sales and store operating income (loss), including certain specifically allocated charges, for these stores were $8.2 million and $0.1 million, respectively, in fiscal 1995.

         The charge for store closings consisted of write-offs of property, plant and equipment, markdowns associated with store closings, costs associated with net lease obligations and other expenses of $5.5 million, $3.6 million, $0.95 million and $0.3 million, respectively.

10. CHARGE FOR IMPAIRMENT OF ASSETS

         During the second quarter of fiscal 1995, the Company completed certain market analyses as part of its overall strategic plan. As an outcome of these analyses, the Company shortened the period of time in which it intended to occupy certain stores and as a consequence the undiscounted cash flows estimated to be generated from the revised intended use was not sufficient to recover the assets' carrying amount. Based on these indicators, the primary intangible assets associated with these locations were determined to be impaired as defined by Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS No. 121").

         Accordingly, the Company recorded an impairment loss of approximately $4.95 million to continuing operations, representing the excess net book value of these assets over their fair value. Fair value was based on appraisal value.

         The impairment charge consisted of leasehold interests, furniture, fixtures and equipment and leasehold improvements of $4.45 million, $0.25 million and $0.25 million, respectively.

11. EMPLOYEE BENEFIT PLANS

         In October 1996, the Company established a defined contribution retirement savings plan (401(k)) covering all eligible employees. This plan succeeds the previously discretionary profit sharing plan with all prior individual account balances and vesting terms transferred to the new plan. The plan allows participants to defer a portion of their annual compensation and receive a matching employer contribution on a portion of that deferral. During fiscal 1997 and fiscal 1996, the Company recorded contributions of $209,000 and $71,000, respectively, to the 401(k) plan. The Company recorded a contribution of $500,000 to the profit sharing plan in fiscal 1995.

SELECTED FINANCIAL DATA


Loehmann's, Inc.                                             1997          1996          1995          1994          1993
                                                             ----          ----          ----          ----          ----
                                                                       (In thousands, except per share amounts)
Net Sales .......................................... $    443,310  $    417,758  $    386,090  $    392,606  $    373,443
Net loss applicable to common stock ................ $     15,672  $      1,216  $     17,019  $      3,308  $     13,727
Diluted net loss per share applicable to
  common stock ..................................... $       1.75  $       0.14  $       3.12  $       0.63  $       2.18
Total Assets ....................................... $    189,226  $    176,200  $    163,611  $    178,612  $    177,666
Long-term obligations .............................. $    131,360  $    107,650  $    131,733  $    131,967  $    130,827
Redeemable Series A preferred stock ................           --            --  $     15,279  $     13,223  $     11,421