Form 10-K, Exhibit 13
period 1999-01-30
LOEHMANNS INC
filed 1999-04-30
CIK 60064

EXHIBIT 13

                       LOEHMANN'S INC. ANNUAL REPORT 1998

MARKET PRICES OF COMMON STOCK

         The Company's common stock has been traded on the NASDAQ National Market System since May 7, 1996 under the symbol LOEH. As of April 8, 1999, there were approximately 100 shareholders of record of the Company's common stock. The following table shows the high and low sales price for the Company's common stock for each quarterly period from May 3, 1997 through January 30, 1999.

Fiscal Quarter Ended                                           High          Low
--------------------                                           ----          ---
May 3, 1997 ...................................             $ 19.50       $ 6.25
August 2, 1997 ................................             $  8.25       $ 6.00
November 1, 1997 ..............................             $ 10.13       $ 5.69
January 31, 1998 ..............................             $  7.88       $ 3.50
May 2, 1998....................................             $  6.13       $ 3.13
August 1, 1998 ................................             $  6.94       $ 3.81
October 31, 1998 ..............................             $  5.38       $ 2.00
January 30, 1999 ..............................             $  3.69       $ 1.03

         On January 30, 1999, the closing market price of the Company's common stock was $1.19. The Company has not paid dividends on its common stock or its Class B Common stock since inception and does not anticipate paying a cash dividend in the foreseeable future. The Senior Notes Indenture and the Company's revolving credit facility contain various covenants which may restrict the payment of cash dividends. On April 14, 1999, the closing market price of the Company's Common stock was $1.41. The Company's continued listing on the NASDAQ National Market System is dependent upon the Company meeting certain maintenance criteria, which the Company does not currently meet.

                          Index to Financial Statements

                                 Loehmann's Inc.


                                    Contents

Report of Independent Auditors                                                 2

 Balance Sheets at January 30, 1999 and January 31, 1998                       3
 Statements of Operations for the fiscal years ended
   January 30, 1999, January 31, 1998 and February 1, 1997                     4
 Statements of Changes in Common Stockholders'
   Equity (Deficit) for the fiscal years ended January 30, 1999,
   January 31, 1998 and February 1, 1997                                       5
 Statements of Cash Flows for the fiscal years ended
   January 30, 1999, January 31, 1998 and February 1, 1997                     6
Notes to Financial Statements                                                  7

                         Report of Independent Auditors

Board of Directors
Loehmann's Inc.

We have audited the accompanying balance sheets of Loehmann's Inc. as of January 30, 1999, and January 31, 1998, and the related statements of operations, changes in common stockholders' equity (deficit) and cash flows for the fiscal years ended January 30, 1999, January 31, 1998, and February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Loehmann's Inc. at January 30, 1999, and January 31, 1998, and the results of its operations and cash flows for the fiscal years ended January 30, 1999, January 31, 1998, and February 1, 1997 in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP
---------------------
New York, New York
March 10, 1999

                                 Loehmann's Inc.

                                 Balance Sheets
                                 (In thousands)

                                                                         January        January
                                                                        30, 1999       31, 1998
                                                                        ---------      ---------
Assets
Current assets:
   Cash and cash equivalents                                            $  1,325       $  1,767
   Accounts receivable and other assets                                    4,883          5,575
   Merchandise inventory                                                  69,605         67,521
                                                                        ---------      ---------
Total current assets                                                      75,813         74,863

Property, equipment and leaseholds, net                                   71,462         71,612

Deferred debt issuance costs and other assets, net                         3,195          3,228
Purchase price in excess of net assets acquired, net                      38,223         39,523
                                                                        ---------      ---------
Total assets                                                            $188,693       $189,226
                                                                        =========      =========

Liabilities and common stockholders' equity
Current liabilities:
   Accounts payable                                                     $ 25,544       $ 21,570
   Accrued expenses                                                       13,435         11,792
   Accrued interest                                                        2,688          2,496
   Customer merchandise credits                                            2,289          4,710
   Reserve for store closings                                                307          7,130
   Current portion of long-term debt                                          70             73
                                                                        ---------      ---------
Total current liabilities                                                 44,333         47,771

Long-term debt:
   Revolving line of credit due May 2001                                  41,880         33,771

   11 7/8% senior notes due May 2003                                      95,000         95,000

   Revenue bonds and notes                                                 2,523          2,589
                                                                        ---------      ---------
Total long-term debt                                                     139,403        131,360

Other noncurrent liabilities                                                 339            389

Common stockholders' equity:
   Common stock, $0.01 par value, 25,000,000 shares authorized;
9,052,607 and 8,976,932 shares issued and outstanding at January 30,
1999, and January 31, 1998, respectively.                                     90             89
   Class B convertible common stock, 469,237 shares authorized;
26,087 and 48,431 shares issued and outstanding at January 30, 1999,
and January 31, 1998.                                                        142            244
   Additional paid-in capital                                             81,758         81,597

   Accumulated deficit                                                   (77,372)       (72,224)
Total common stockholders' equity                                          4,618          9,706
                                                                        ---------      ---------
Total liabilities and common stockholders' equity                       $188,693       $189,226
                                                                        =========      ========

The accompanying notes are an integral part of these financial statements.

                                 Loehmann's Inc.

                            Statements of Operations
                      (In thousands, except per share data)

                                                                                Fiscal year ended

                                                                   January            January            February
                                                                   30, 1999           31, 1998           1, 1997
                                                              ------------------ ------------------ ------------------
Net sales                                                     $432,017           $443,310           $417,758

Cost of sales                                                 294,895            317,548            284,637
                                                              ------------------ ------------------ ------------------
Gross profit                                                  137,122            125,762            133,121

Selling, general, and administrative expenses                 116,096            111,370            96,293
Depreciation and amortization                                 12,201             11,433             11,848
Charge (credit) for store closings and impairment of assets   (1,216)            5,660              -
                                                              ------------------ ------------------ ------------------
Operating income (loss)                                       10,041             (2,701)            24,980

Interest expense, net                                         14,514             12,845             13,361
                                                              ------------------ ------------------ ------------------
Income (loss) before income taxes                             (4,473)            (15,546)           11,619

Provision for income taxes                                    115                126                66

                                                              ------------------ ------------------ ------------------
Income (loss) before extraordinary item                       (4,588)            (15,672)           11,553

Extraordinary loss on early extinguishment of debt            560                -                  7,101

                                                              ------------------ ------------------ ------------------
Net (loss) income                                             (5,148)            (15,672)           4,452
                                                              ================== ================== ==================

Stock dividends on and normal and accelerated
  accretion of preferred stock                                -                  -                  5,668
                                                              ------------------ ------------------ ------------------
Net loss applicable to common stock                           $(5,148)           $(15,672)          $(1,216)
                                                              ================== ================== ==================

Earnings per share:
  Basic:
     Income (loss) before extraordinary item                  $ (0.51)           $ (1.75)           $  0.74
     Extraordinary item                                         (0.06)              -                 (0.89)
     Net loss                                                 $ (0.57)           $ (1.75)           $ (0.15)

  Diluted:
     Income (loss) before extraordinary item                  $ (0.51)           $ (1.75)           $  0.69
     Extraordinary item                                         (0.06)              -                 (0.83)
     Net Income (loss)                                        $ (0.57)           $ (1.75)           $ (0.14)
                                                              ================== ================== ==================

Weighted average number of common shares outstanding          9,063              8,961              7,901
                                                              ================== ================== ==================
Weighted average number of common shares and
  common share equivalents outstanding                        9,063              8,961              8,529
                                                              ================== ================== ==================

The accompanying notes are an integral part of these financial statements.

                                 Loehmann's Inc.

         Statements of Changes in Common Stockholders' Equity (Deficit)

                      (In thousands, except share amounts)


                                         Common Stock          Class B Common Stock     Additional
                                   Number of                  Number of                  Paid-in      Accumulated
                                     Shares         Amount     Shares         Amount     Capital        Deficit        Totals
                                   ----------------------------------------------------------------------------------------------
Balances as of February 3, 1996    4,725,420         $ 47     469,237        $ 2,352    $ 23,857        $(55,336)     $(29,080)
Issuance of common stock           3,572,000         36       -              -          55,343          -             55,379
Exercise of stock options          132,359           1        -              -          159             -             160
Conversion of Class B common
  stock                            326,960           3        (326,960)      (1,639)    1,636           -             -
Net income for the fiscal year
  ended February 1, 1997           -                 -        -              -          -               4,452         4,452
Dividend on and accretion of
  preferred stock                  -                 -        -              -          -               (5,668)       (5,668)
                                   ----------------------------------------------------------------------------------------------
Balances as of February 1, 1997    8,756,739         $ 87     142,277        $  713     $ 80,995        $(56,552)     $ 25,243
Exercise of stock options          126,347           1        -              -          134             -             135
Conversion of Class B common       93,846            1        (93,846)       (469)      468             -             -
  stock
Net loss for the fiscal year ended
  January 31, 1998                 -                 -        -              -          -               (15,672)      (15,672)
                                   ----------------------------------------------------------------------------------------------
Balances as of January 31, 1998    8,976,932         $ 89     48,431         $  244     $ 81,597        $(72,224)     $ 9,706
                                   ----------------------------------------------------------------------------------------------
Exercise of stock options          53,331            1        -              -          59              -             60
Conversion of Class B common       22,344            0        (22,344)       (102)      102             -             -
  stock
Net loss for the fiscal year ended
  January 30, 1999                 -                 -        -              -          -               (5,148)       (5,148)
                                   ----------------------------------------------------------------------------------------------
Balances as of January 30, 1999    9,052,607         $ 90     26,087         $142       $81,758         $ (77,372)    $ 4,618
                                   ==============================================================================================

The accompanying notes are an integral part of these financial statements.

                                 Loehmann's Inc.
                            Statements of Cash Flows
                                 (In thousands)

                                                                             Fiscal year ended

                                                                   January         January         February
                                                                  30, 1999        31, 1998         1, 1997
                                                               --------------- --------------- ----------------
Cash flows from operating activities
 Net (loss) income                                             $ (5,148)       $ (15,672)      $ 4,452
 Adjustments to reconcile net (loss) income to net cash
 provided by operating activities:
     Depreciation and amortization                             12,201          11,433          11,848

     Write-off of deferred financing fees on early
         extinguishment of debt                                60              -               -
     Accretion of 10 1/2% senior secured notes                 -               -               510
     Charges for store closings, impairment of assets and
         other                                                 -               2,110           -

     Loss on early retirement of 10 1/2% senior secured
         notes and 13 3/4% senior subordinated notes           -               -               7,101

     Changes in assets and liabilities:
 Accounts receivable and other assets                          692             (1,175)         (2,678)

 Merchandise inventory                                         (2,084)         (9,217)         (14,583)
 Accounts payable                                              3,974           1,936           (1,840)
 Accrued expenses                                              1,643           (1,530)         3,060
 Customer merchandise credits                                  (2,421)         (2,502)         1,150
 Reserve for store closings                                    (6,823)         7,180           (435)
 Accrued interest                                              192             (34)            (4,507)
                                                             --------------- --------------- ----------------
 Net change in current assets and liabilities                  (4,827)         (5,342)         (19,833)
 Net change in other noncurrent assets and liabilities         (443)           (15)            549
                                                             --------------- --------------- ----------------
 Total adjustments                                             6,991           8,186           175
                                                             --------------- --------------- ----------------
 Net cash (used in) provided by operations                     1,843           (7,486)         4,627

Cash flows from investing activities
 Capital expenditures                                          (9,938)         (16,687)        (16,037)
                                                             --------------- --------------- ----------------
 Net cash used in investing activities                         (9,938)         (16,687)        (16,037)
                                                             --------------- --------------- ----------------
Cash flows from financing activities
 Borrowings on revolving credit facilities                     8,109           23,583          10,188
 Financing fees for new credit facility                        (432)
 Redemption of 10 1/2% senior secured notes                                                    (55,905)
 Redemption of 13 3/4% senior subordinated notes                                               (78,325)

 Redemption of 11 7/8% senior notes                                                            (5,165)
 Sale of 11 7/8% senior notes, net of issuance costs                                           95,863
 Redemption of Series A Preferred Stock                                                        (20,947)
 Sale of common stock                                          57              135             55,379
 Other financing activities, net                               (81)            (70)            102

                                                             --------------- --------------- ----------------
Net cash provided by (used in) financing activities            7,653           23,648          1,190
                                                             --------------- --------------- ----------------

Net (decrease) increase in cash and cash equivalents           (442)           (525)           (10,220)

Cash and cash equivalents at beginning of period               1,767           2,292           12,512
                                                             --------------- --------------- ----------------
Cash and cash equivalents at end of period                     $ 1,325         $ 1,767         $ 2,292
                                                             =============== =============== ================

Supplemental disclosure of cash flow information
 Cash paid during the fiscal year for interest                 $14,527         $13,212         $18,807
                                                             =============== =============== ================
                                                             =============== =============== ================
 Cash paid during the fiscal year for income taxes             $  104          $  233          $  218
                                                             =============== =============== ================

The accompanying notes are an integral part of these financial statements.

                                 Loehmann's Inc.

                          Notes to Financial Statements

                                January 30, 1999


1.   Summary of Significant Accounting Policies

Organization

Effective May 7, 1996, the Company effected a reincorporation from Maryland to Delaware by having Loehmann's Holdings, Inc. ("Holdings"), the Company's predecessor, merge into the Company (the "Merger"). As a result of the Merger, each share of Holdings common stock and Class B common stock (the "Class B Common Stock") was converted into approximately 0.22 shares of the Company's common stock (the "Common Stock") and Class B Common Stock and the authorized number of shares of Common Stock was changed to 25,000,000. Accordingly, the financial information appearing herein (including all share and per share data) reflects the retroactive application of the Merger.

Basis of Presentation

The financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany items have been eliminated.

Fiscal Year

The Company follows the standard fiscal year of the retail industry, which is a 52 or 53-week period ending on the Saturday closest to January 31. Fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997 had 52 weeks.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid marketable securities purchased with an original maturity of three months or less to be cash and cash equivalents.

Merchandise Inventory

Merchandise inventory is valued at the lower of cost or market as determined by the retail inventory method. However, certain warehoused inventory that is not immediately available for sale is valued on a specific cost basis. The merchandise inventory valued on a specific cost basis at January 30, 1999 and January 31, 1998 was $16.9 million and $20.1 million, respectively.

Advertising Expense

The cost of advertising is expensed as incurred. Advertising costs were $17.1 million, $15.4 million, and $14.8 million during fiscal years 1998, 1997, and 1996, respectively.

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

Pre-opening Costs

Expenses incurred in connection with the opening of new stores are expensed in the fiscal quarter in which the store opens. In fiscal 1998, 1997 and 1996 the Company incurred $0.6 million, $1.3 million and $1.7 million, respectively in pre-opening costs. The Company had no deferred pre-opening charges as of January 30, 1999. Effective January 31, 1999, the Company will be required to adopt Statement of Position 98-5, Reporting On The Cost Of Start-Up Activities ("SOP 98-5"). SOP 98-5 requires that the cost of start-up activities be expensed as incurred. The adoption of this statement is not expected to have a material effect on the financial statements.

Purchase Price in Excess of Net Assets Acquired, Net

The purchase price in excess of identifiable net assets acquired is being amortized on a straight-line basis over 40 years. Amortization expense for fiscal years 1998, 1997 and 1996 amounted to $1.3 million annually. Accumulated amortization at January 30, 1999 and January 31, 1998 was $13.6 million and $12.2 million, respectively.

Class B Common Stock

Each share of Class B Common Stock will be convertible into one share of Common Stock, subject to adjustment at any time. During fiscal years 1998 and 1997, 22,344 and 93,846 shares, respectively, of Class B Common Stock were converted. Subject to restrictions in the Company's various credit agreements, the Company is required to offer to purchase the Class B Common Stock at its independently appraised value. The Company's various credit agreements prohibit or restrict any such repurchase.

Capitalized Interest

Interest on borrowed funds is capitalized during construction of property and is amortized by charges to earnings over the depreciable lives of the related assets. Interest of $263,000, $397,000 and $640,000 was capitalized during fiscal years 1998, 1997 and 1996, respectively.

Deferred Debt Issuance Costs

Deferred debt issuance costs are amortized over the terms of the related debt agreement. Deferred debt issuance costs were $4.6 million at January 30, 1999 and $4.2 million at January 31, 1998. Amortization expense for fiscal years 1998, 1997, and 1996 amounted to $0.8 million, $0.6 million and $0.8 million, respectively. Total accumulated amortization at January 30, 1999 and January 31, 1998 amounted to $1.6 million and $1.1 million, respectively.

In May 1998, the Company refinanced its line of credit and wrote-off the unamortized financing costs of $60,000 relating to the prior line of credit. In addition, the Company incurred an early termination fee of $0.5 million and these items are shown as an extraordinary loss on the early extinguishment of debt.

Income Taxes

Income taxes are provided using the liability method.

Net Loss Per Share of Common Stock

Basic EPS is determined by dividing net income/loss (after deducting dividends on and accretion of preferred stock) by the weighted average number of shares of Common Stock and Class B Common Stock outstanding during the period. Diluted EPS is determined by dividing net income/loss (after deducting dividends on and accretion of preferred stock) by the weighted average number of shares of Common Stock, Class B Common Stock and Common Stock equivalents outstanding during the period. Outstanding options to purchase Common Stock were not considered in the calculation of Diluted EPS for fiscal 1998 and fiscal 1997, as their effects were antidilutive.

Recently Issued Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal periods beginning after June 15, 1999. The adoption of this statement is not expected to have a material effect on the financial statements.

Other Comments

Certain items in fiscal 1997 have been reclassified to present them on a basis consistent with fiscal 1998.

2.   Income Taxes

The Company's provision for income taxes primarily represents state and local minimum and alternative minimum taxes.

Significant components of deferred tax assets and liabilities are as follows:

                                                      January          January
                                                     30, 1999         31, 1998
                                                   -----------------------------
                                                          (In thousands)
Deferred tax assets:

     Net operating loss carryforwards              $ 18,215         $ 12,251
     Excess tax depreciation and amortization      2,775            4,365

     Store closing reserve                         817              3,643
     Capitalization of inventory expenses          778              711
     Other, net                                    1,026            996
                                                   -----------------------------
Total deferred tax assets                          23,611           21,966
                                                   -----------------------------

Deferred tax liabilities                           $ (272)          $ (269)

Net deferred tax assets                            23,339           21,697

Less valuation allowance                           (23,339)         (21,697)
                                                   -----------------------------
                                                   $  -             $  -
                                                   =============================

Following is a reconciliation of the statutory Federal income tax rate and the effective income tax rate application to earnings before income taxes:


                                                         January         January         February
                                                        30, 1999        31, 1998         1, 1997
                                                     --------------- --------------- ---------------
Statutory tax rate                                        35.0%           35.0%           35.0%

Tax effect of extraordinary item                           -               -             (21.4)
Utilization of net operating loss carry forward            -               -             (17.8)
Valuation allowance adjustment                            (27.9)          (32.4)           -
Goodwill                                                  (9.0)           (3.0)          3.9
Other, net                                                (0.4)           (0.4)          0.9
                                                     --------------- --------------- ---------------
     Effective tax rate                                   (2.3)%          (0.8)%         0.6%
                                                     =============== =============== ===============

At January 30, 1999, the Company had net operating loss carryforwards of approximately $46.6 million and $33.5 million for regular and alternative minimum tax purposes, respectively. Net operating losses begin to expire in 2003 and future years.

3.   Equity and Debt Offering

On May 10, 1996, the Company sold 3,572,000 shares of Common Stock and $100.0 million principal amount of 11 7/8% Senior Notes due 2003 (the "Senior Notes"). The net proceeds received from such offerings (the "Offerings") were used (i) to redeem in full the Company's 10 1/2% Senior Secured Notes (the "Senior Secured Notes"), at a redemption price of 103.5%, (ii) to redeem in full the Company's 13 3/4% Senior Subordinated Notes (the "Senior Subordinated Notes") at a redemption price of 101.0% and (iii) to redeem all issued and outstanding shares of the Company's Series A Preferred Stock at its liquidation price of $0.56 per share (collectively, the "Existing Obligations")

As a result of these transactions, the Company incurred approximately $4.7 million in extraordinary losses on the early extinguishment of debt, $2.0 million in losses from the write-off of related deferred financing costs associated with such indebtedness, and a $5.1 million charge to accumulated deficit from the accelerated accretion of the Series A Preferred Stock to its liquidation price of $0.56 per share.

4.   Long-term Debt

The Company's long-term debt consists of:

                                                  January          January
                                                  30, 1999         31, 1998
                                              ---------------  ---------------
                                                       (in thousands)

Revolving line of Credit (a)                  $34,030          $33,771
Term loan (a)                                 7,850            -
11 7/8% senior notes, due 2003 (b)            95,000           95,000
9 1/2% New York City Industrial Development
  Agency revenue bonds, due 2004              2,250            2,250
5 1/2% City of New York note due in varying
  installments to 2004                        343              412
                                              ---------------  ---------------
                                              139,473          131,433
Less current maturities                       70               73
                                              ---------------  ---------------
Long-term debt                                $139,403         $131,360
                                              ===============  ===============

(a) On May 12, 1998, the Company refinanced the indebtedness under a credit facility with borrowings under a new secured credit facility with Congress Financial Corporation (the "Credit Facility") and an $7.85 million term loan with another bank (the "Term Loan"). The Credit Facility provides for a revolving line of credit and a letter of credit facility aggregating $60.0 million. The availability of the revolving line of credit and letters of credit under the Credit Facility is subject to certain inventory-related borrowing base requirements. The indebtedness under the Credit Facility bears interest at variable rates based on LIBOR or the prime rate and matures in three years. The Credit Facility contains certain customary covenants (including limitations on indebtedness, liens and restricted payments) but does not contain any financial covenants. The Credit Facility is secured by the Company's inventory, accounts receivable and certain assets. The Term Loan is a three-year loan that bears interest at a variable rate based on LIBOR. The repayment of the indebtedness under the Term Loan is supported by a letter of credit Issued under the Credit Facility.

     (b) Interest is payable semiannually on May 15 and November 15 in each year. The Company is entitled to redeem the Senior Notes commencing May 15, 2000 at redemption prices of 105.938%, 102.969%, and 100% of the principal amount during 2000, 2001, and 2002, respectively.

     The Senior Notes Indenture (the "Senior Notes Indenture") contains certain covenants that, among other things, limit the ability of the Company to incur additional indebtedness, transfer or sell assets, pay dividends or make certain other restricted payments, incur liens, enter into certain transactions with affiliates or consummate certain mergers, consolidations or sales of all or substantially all of its assets. In addition, subject to certain conditions, the Company is obligated to make offers to repurchase the Senior Notes with the net proceeds of certain asset sales. These covenants are subject to certain exceptions and qualifications.

     Based on a quoted market price of 65.0%, the fair value of the 11 7/8% Senior Notes outstanding at January 30, 1999 approximated $61.8 million.

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

5.   Property, Equipment and Leaseholds, Net

Property, equipment and leaseholds are recorded at cost less accumulated depreciation and amortization. The components of property, equipment and leaseholds are as follows:

                                                              Useful         January         January
                                                              Lives          30, 1999        31, 1998
                                                         --------------- --------------- ---------------
                                                            (In years)            (In thousands)
Building                                                         20         $7,879          $7,879

Furniture, fixtures and equipment                               3-8         47,240          44,246
Leasehold interests                                            5-29         45,853          45,853
Leasehold improvements                                         5-29         38,921          33,332
Total property, equipment and leaseholds                                    139,893         131,010

Accumulated depreciation and amortization                                   (68,431)        (59,698)

Property, equipment and leaseholds, net                                     $71,462         $71,612
                                                                         =============== ===============

6.   Earnings Per Share

The following table sets forth the computation of basic and diluted (loss) earnings per share:

                                                                         Fiscal 1998    Fiscal 1997     Fiscal 1996
                                                                       --------------- --------------- ---------------
Numerator
Net operating (loss) income                                            $(4,588)        $(15,672)       $11,553
Preferred stock dividends on and normal and accelerated accretion      -               -               5,668
                                                                       --------------- --------------- ---------------
Numerator for basic and diluted (loss) earnings per share before
extraordinary item                                                     (4,588)         (15,672)        5,885
Extraordinary item                                                     560             -               7,101
Numerator for basic and diluted (loss) per share after extraordinary   (5,148)         (15,672)        (1,216)
item
                                                                       =============== =============== ===============
Denominator
Denominator for basic (loss) earnings per share - weighted average     9,063           8,961           7,901
shares
Effect of dilutive securities:
  Employee stock options                                               -               -               628
                                                                       --------------- --------------- ---------------
  Dilutive potential common shares                                     -               -               628
Denominator for diluted (loss) earnings per share - adjusted weighted
average shares and assumed conversions                                 $9,063          $8,961          $8,529
Basic (loss) earnings per share before extraordinary item              $(0.51)         $(1.75)         $0.74
Extraordinary item                                                     (0.06)             -            (0.89)
Basic (loss) per share after extraordinary item                        $(0.57)         $(1.75)         $(0.15)
Diluted (loss) earnings per share before extraordinary item            $(0.51)         $(1.75)         $0.69
Extraordinary item                                                      (0.06)            -             (0.83)
Diluted (loss) per share after extraordinary item                      $(0.57)         $(1.75)         $(0.14)
                                                                       =============== =============== ===============

Options to purchase 985,574 shares of Common Stock at an average price of $3.63 per share were outstanding at January 30, 1999, but were not included in the computation of diluted loss per share because the effect would have been antidilutive.

Options to purchase 858,179 shares of Common Stock at an average price of $7.63 per share were outstanding at January 31, 1998, but were not included in the computation of diluted loss per share because the effect would be antidilutive.

7.   Stockholders' Equity

Shareholders Rights Plan

In September 1998, the Company adopted a stockholder rights plan (the "Plan") designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Plan, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each share of the Common Stock outstanding on October 5, 1998 (the "Record Date"). The Rights will expire on October 5, 2008.

The Rights will be exercisable only if a person or group acquires 15% or more of the Common Stock or announces a tender offer upon the consummation of which would result in ownership by a person or group of 15% or more of the Common Stock. Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $15.00.

If Loehmann's is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding Common Stock, each Right will entitle its holder to purchase, at the Rights then-current exercise price, a number of the acquiring company's common stock having a market valve of twice such price. In addition, if a person or group acquires 15% or more of the Company's outstanding Common Stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of shares of the Common Stock having market value of twice such price.

Under certain circumstances, the Board of Directors may exchange the Rights, in whole or in part, at an exchange ratio of one share of common stock (or one-hundredth of a share of the new series of preferred stock) per Right.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Common Stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. Prior to such time, the terms of the Rights may be amended by the Board of Directors.

8.   Stock Option Plans

On September 30, 1988, the Company adopted the Loehmann's Holdings, Inc. 1988 Stock Option Plan (the "1998 Stock Option Plan"), as amended on April 2, 1992, pursuant to which a committee appointed by the Board of Directors is authorized to grant options to purchase up to 1,077,010 shares of Common Stock to key employees and directors. On May 7, 1996, the Company adopted the Loehmann's, Inc. New Stock Incentive Plan (the "New Stock Option Plan") as amended on June 19, 1997. A maximum of 646,892 shares of Common Stock may be delivered by the Company pursuant to options or other awards authorized by a committee appointed by the Board of Directors (the "Board Committee"). On June 19, 1997, the Company adopted the Loehmann's, Inc. Director's Stock Option Plan (the "Director's Stock Option Plan"). A maximum of 250,000 shares of Common Stock may be delivered by the Company pursuant to options or other awards authorized by the Board Committee.

The following information pertains to the Company's stock option plans:

       Fiscal year ended                 January 30, 1999             January 31, 1998            February 1, 1997

                                                     Weighted                     Weighted                     Weighted
                                                      Average                      Average                      Average
                                       Shares        Exercise        Shares       Exercise        Shares       Exercise
                                                       Price                        Price                        Price
                                    ------------- -------------- -------------- ------------- -------------- -------------
                                    (in thousands)               (in thousands)               (in thousands)
Outstanding options, beginning
of year                             858           $7.63          875            $7.00         729            $2.77
Granted                             362           3.40           147            8.58          324            17.74
Canceled                            (182)         16.58          (38)           14.86         (46)           17.96
Exercised                           (53)          1.07           (126)          1.18          (132)          1.20
                                    ------------- -------------- -------------- ------------- -------------- ------------
Outstanding options, end of year    985           $3.63          858            $7.63         875            $7.00
                                    ============= ============== ============== ============= ============== ============
Options exercisable, end of year    476           $4.99          474            $4.59         450            $3.02
                                    ============= ============== ============== ============= ============== ============
Options available for future grant  230           N/A            423            N/A           77             N/A
                                    ============= ============== ============== ============= ============== ============

Stock options are granted to officers and key employees based upon a price determined by the Board of Directors of the Company. Compensation expense is recorded in the period that options are earned.

The 985,574 options outstanding at January 30, 1999, vest over a range of two to five years from the date of grant provided the individuals remain in the employ of the Company. Options are exercisable at a price ranging from $1.07 to $8.95. Options issued under the 1988 Stock Option Plan generally must be exercised within five years from the date they are earned. Options issued under the New Stock Option Plan and Director's Stock Option Plan must be exercised prior to the tenth anniversary of the grant date.

The Company has elected to follow APB 25 and related interpretations in accounting for stock options and accordingly has recognized no compensation expense. Had compensation cost been determined based upon the fair value at grant date for awards consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net loss and diluted net loss per share would have increased by $1.0 million or $0.11 per share for fiscal 1998, $0.9 million or $0.10 per share for fiscal 1997, and $0.5 million or $0.05 per share for fiscal 1996.

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions for fiscal 1998, 1997, and 1996: risk-free interest rate of 6.3%, an expected life of 3 to 7 years and a dividend yield of zero. For fiscal 1998, 1997, and 1996, volatility was 96.7%, 85.8% and 58.0%, respectively. Any options granted in the future will be subject to the fair value pro forma calculation. The pro forma adjustments for 1998, 1997, and 1996 may not be indicative of future years.

9.   Commitments and Contingencies

The Company is the lessee under various long-term operating leases for store locations and equipment rentals for up to 29 years, including renewal options. The leases typically provide for three five-year renewals that are automatic unless the Company elects to terminate the lease. Rent expense related to these leases amounted to $18.4 million, $15.4 million and $10.1 million for the fiscal years ended January 30, 1999, January 31, 1998, and February 1, 1997, respectively.

Future minimum payments under noncancelable operating leases consisted of the following at January 30, 1999:

                                             (In thousands)

          1999                               $18,439
          2000                               17,903
          2001                               16,980
          2002                               16,054
          2003                               15,541
          Thereafter                         157,490
                                             ---------------
          Total                              $242,407
                                             ===============

10.  Charge for Store Closings

During the fourth quarter of fiscal 1997, the Company implemented a plan to close ten underperforming stores and, as a result, recorded a $5.7 million charge to continuing operations. These closures were intended to improve the Company's liquidity and future operating profitability. Net sales and store operating income (loss), including certain specifically allocated charges, for these stores were $21.3 million and $(0.8) million, respectively, in fiscal 1997, $24.9 million and $1.5 million, respectively, in fiscal 1996.

The charge for store closings consisted of write-offs of property, plant and equipment, costs associated with net lease obligations and other expenses of $2.1 million, $3.0 million and $0.6 million, respectively.

Nine of the store closures were materially completed by the end of March 1998. The tenth store closure was completed in the fourth quarter of fiscal year 1998. The Company intends to reopen one of the closed stores as a clearance center. Reserved amounts remaining at January 30, 1999 are $307,000 and relate to long-term lease commitments. For fiscal 1998, there was a charge to gross margin of $1.2 million for additional markdowns taken on the inventory at the closed stores. In addition, the lease termination costs for the closed stores were less than originally expected and this resulted in a credit for store closings of $1.2 million.

11.  Employee Benefit Plans

In October 1996, the Company established a defined contribution retirement savings plan (401 (k)) covering all eligible employees. This plan succeeds the previously discretionary profit sharing plan with all prior individual account balances and vesting terms transferred to the new plan. The plan allows participants to defer a portion of their annual compensation and receive a matching employer contribution on a portion of that deferral. During fiscal 1998 and fiscal 1997, the Company recorded contributions of $254,000 and $209,000, respectively, to the 401(k) plan.

Selected Financial Data
Loehmann's, Inc.

                                                      1998         1997         1996         1995         1994
Net Sales                                         $  432,017   $  443,310   $  417,758   $  386,090   $  392,606
Net loss applicable to common stock               $    5,148   $   15,672   $    1,216   $   17,019   $    3,308
Diluted net loss per share applicable to common   $     0.57   $     1.75   $     0.14   $     3.12   $     0.63
stock
Total Assets                                      $  188,693   $  189,226   $  176,200   $  163,611   $  178,612
Long-Term obligations                             $  139,403   $  131,360   $  107,850   $  131,733   $  131,967
Redeemable Series A preferred stock               $        -   $        -   $        -   $   15,279   $   13,223

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

         The table below sets forth certain financial data of the Company expressed as a percentage of net sales for the periods indicated:

                                                                    Fiscal Year (1)

                                                          1998           1997            1996
Net sales ............................................    100.0%         100.0%          100.0%
Gross margin from operations(2).......................      32.0           29.2            31.9
Selling, general and administrative expenses..........
     Occupancy costs..................................       7.1            6.2             4.6
     Other selling, general and administrative........      19.8           18.9            18.4
Total selling, general and administrative expenses....      26.9           25.1            23.0
Depreciation and amortization ........................       2.8            2.6             2.8
Charge for store closings and impairment of assets ...     (0.3)            1.3               -

Operating income .....................................       2.3           (0.6)            6.0
Interest expense, net ................................       3.4            2.9             3.2
Income (loss) before income taxes ....................     (1.0)%         (3.5)%            2.8%

--------------
(1) Numbers may not total due to rounding.
(2) Before markdowns related to store closings


         The following table sets forth certain financial and operating statistics of the Company:

                                                                 1998              1997              1996
Inventory ............................................        $69,605,000       $67,521,000       $58,304,000
Capital expenditures..................................          9,938,000        16,687,000        16,037,000
Working capital.......................................         31,480,000        27,092,000        22,278,000
Outstanding line of credit............................         41,880,000        33,771,000        10,188,000
Long-term debt........................................        139,403,000       131,360,000       107,850,000
Stockholders' equity..................................          4,618,000         9,706,000        25,243,000

Number of stores......................................                 69                76                73
Total square footage..................................          1,452,000         1,492,000         1,279,000
Average Square feet per store.........................             21,000            19,600            17,500

Fiscal 1998 Compared to Fiscal 1997

         Net sales were $432.0 million for fiscal 1998, a decrease of approximately $11.3 million, or 2.5%, compared to $443.3 million during fiscal 1997. Comparable store sales (sales at stores that were in operation for both periods) decreased by 1.6% during fiscal 1998 as compared to fiscal 1997. The Company opened 3 new stores in fiscal 1998 and 7 new stores in fiscal 1997, and closed 10 stores in fiscal 1998 and 4 stores in fiscal 1997. The decrease in reported net sales for fiscal 1998 is the result of (i) the stores closed during the year, partially offset by increased sales at the new stores opened in 1998 and 1997 and (ii) the decrease in comparable store sales of 1.6% during the year.

         Gross profit from operations, before markdowns related to closed stores, increased by approximately $8.9 million to $138.3 million during fiscal 1998 as compared to $129.4 million for fiscal 1997. Gross margin, as a percentage of net sales, before markdowns related to closed stores, increased to 32.0% for fiscal 1998 from 29.2% in the prior fiscal year. Gross profit, including markdowns for closed stores in fiscal 1998 and 1997 of $1.2 million and $3.6 million respectively, increased by approximately $11.3 million during fiscal 1998 to $137.1 million as compared to $125.8 million in fiscal 1997. Gross margin, as a percentage of net sales, after markdowns related to closed stores, increased to 31.7% in fiscal 1998 from 28.4% in the prior year.

         The increase in gross margin of 3.3 percentage points is primarily the result of: (i) a decrease in markdowns which represents 2.1 percentage points ,
(ii) change in merchandise mix toward higher margin categories which represents .5 percentage points, and (iii) the one time charge in fiscal 1997 for the liquidation of inventory in ten stores closed in 1998 which represents 0.8 percentage points of fiscal 1997 sales.

         Selling, general and administrative expenses increased by approximately $4.7 million to $116.1 million during fiscal 1998 as compared to $111.4 million for fiscal 1997. As a percentage of net sales, selling, general and administrative expense increased to 26.9% in fiscal 1998 from 25.1% in the prior year. The dollar increase in selling, general and administrative expenses was primarily related to: (i) $8.0 million in store operating expenses related to 1998 new stores and recently expanded stores including store payroll, occupancy and advertising costs, partially offset by (ii) $5.2 million in cost savings related to closed stores. The increase in selling, general and administrative expense as a percentage of sales is primarily the result of higher relative occupancy costs as a percentage of sales for new stores and the recent store expansions.

         Depreciation and amortization for fiscal 1998 increased by approximately $0.8 million to $12.2 million as compared to $11.4 million for the prior fiscal year. The increase in depreciation and amortization is attributable to: (i) an increase in depreciation related to the opening of the three new stores and the expansion and renovation of eight stores in fiscal 1997, offset by (ii) a decrease in depreciation associated with the natural retirement of certain assets.

         Operating income increased by $12.7 million to $10.0 million, or 2.3% of sales, in fiscal 1998 as compared to an operating loss of $(2.7) million, or (0.6)% of sales, in fiscal 1997. The increase in operating income as a percentage of sales from (0.6)% to 2.3% in fiscal 1998 primarily consists of the following: (i) 3.3% related to an increase in gross margin resulting from lower markdowns and higher average initial mark-ups, offset by (ii) (1.5)% related to selling, general, and administrative expenses primarily resulting from higher occupancy costs as a percentage of sales associated with new and expanded stores. Operating income also includes a credit of $1.2 million for lease termination costs at closed stores. These costs were included in the store closing reserve for fiscal year 1997 and the costs actually incurred were less than originally expected.

         Interest expense increased by $1.7 million to $14.5 million for fiscal 1998 as compared to $12.8 million for fiscal 1997. The increase in net interest expense was due to higher average borrowings on the Company's revolving line of credit primarily resulting from investing activities in 1997 and 1998. See Note 4 of the Financial Statements.

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

         Gross profit decreased by approximately $7.4 million to $125.8 million during fiscal 1997 as compared to $133.1 million for fiscal 1996. Gross margin decreased to 28.4% for fiscal 1997 from 31.9% in the prior fiscal year. The decrease in gross margin is primarily the result of: (i) an increase in markdowns which represents 2.7% of sales (which resulted from inflated inventory levels caused by slow selling women's apparel, primarily designer and bridge lines), and (ii) a one time charge which represents 0.8% of sales, for the planned liquidation of inventory in ten stores to be closed in 1998, and for the planned liquidation of inventory as part of the Company's strategy to reposition its merchandise offerings.

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

         Included in selling, general and administrative expense are bonus payments made to the Company's executive officers. The Company's executives received no bonus payments in fiscal 1997, and were paid an aggregate $942,565 in bonuses in fiscal 1996.

         Depreciation and amortization for fiscal 1997 decreased by approximately $0.4 million to $11.4 million as compared to $11.8 million for the prior fiscal year. The reduction in depreciation and amortization is attributable to: (i) a decrease in amortization of deferred financing fees related to the refinancing of debt associated with the debt offering in fiscal 1996, (ii) an increase in depreciation related to the opening of the seven new stores and the expansion and renovation of eight stores in fiscal 1997 and (iii) a decrease in depreciation associated with the natural retirement of certain assets.

         In connection with the Company's ongoing strategy to focus on larger, more profitable stores, the Company provided for a charge in the amount of $5.7 million for the closing of ten stores during 1998. This charge consists of the write off of property, plant, and equipment, closing expenses, and costs associated with net lease obligations of $2.1 million, $0.6 million, and $3.0 million, respectively. See Note 9 to the Financial Statements.

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

         Interest expense decreased by $0.5 million to $12.8 million for fiscal 1997 as compared to $13.4 million for fiscal 1996. The reduction in net interest expense primarily resulted from the effect of the Company's reduction of approximately $30.0 million of senior notes and a reduction of the average interest rate paid on the long term debt by approximately 60 basis points on May 7, 1996, partially offset by interest expense incurred on borrowings under the revolving line of credit. See Note 4 of the Financial Statements.

Quarterly Results and Seasonality

         While the Company's net sales do not show significant seasonal variation, the Company's operating income has traditionally been significantly higher in its first and third fiscal quarters. The Company believes that its merchandise is purchased primarily by women who are buying for their own wardrobes rather than as gifts. As a result, the Company does not experience increases in net sales during the Christmas shopping season. Results of operations during the second and fourth quarters are traditionally impacted by end of season clearance events. In addition, fourth quarter results of operations can be affected by employee performance bonuses, because although bonuses are accrued throughout the fiscal year and are estimated on a quarterly basis, bonus amounts are not definitively known until year-end goals are achieved.

         The following table sets forth certain unaudited operating data for the Company's eight fiscal quarters ended January 30, 1999. The unaudited quarterly information includes all normal recurring adjustments which management considers necessary for a fair presentation of the information shown.


                                   Fiscal 1997                                       Fiscal 1998
                                  --------------------------------------------------------------------------------------------------
                                     First      Second       Third        Fourth       First      Second        Third        Fourth
                                    Quarter     Quarter     Quarter      Quarter      Quarter     Quarter      Quarter      Quarter
                                  ----------- ----------- -----------  ------------ ----------- ------------ ------------ ----------
                                                            (In thousands, except per share data) unaudited
Statement of operations data
Net sales                         $112,595     $95,292     $126,495     $108,928     $110,227    $97,058      $112,005     $112,727
Gross profit                      35,106       25,621      40,465       24,570       37,045      31,319       37,924       30,834
Selling, general and
administrative expenses           28,868       24,393      30,053       28,056       28,604      26,229       30,450       30,813
   Depreciation and amortization  2,864        2,668       2,946        2,955        3,135       2,914        3,001        3,151
   Non-recurring charge           -            -           -            5,660        -           -            -            (1,216)
   Operating income (loss)        3,374        (1,440)     7,466        (12,101)     5,306       2,176        4,473        (1,914)
   Interest expense               2,972        3,140       3,278        3,455        3,540       3,731        3,610        3,633
   Income (loss) before
     extraordinary item           380          (4,587)     4,122        (15,587)     1,742       (1,619)      830          (5,541)
   Extraordinary loss on early
     extinguishment of debt       -            -           -            -            -           560          -            -
   Net income (loss)              380          (4,587)     4,122        (15,587)     1,742       (2,179)      830          (5,541)
   Earnings per share:
      Basic:
      Income (loss) before
       extraordinary item         $     0.04   $   (0.51)  $     0.46   $   (1.73)   $     0.19  $   (0.18)   $   0.09     $  (0.61)
         Extraordinary item       -            -           -            -            -               (0.06)   -            -
         Net Income (loss)        $     0.04   $   (0.51)  $     0.46   $   (1.73)   $     0.19  $   (0.24)   $   0.09     $  (0.61)
      Diluted:
      Income (loss) before
       extraordinary item         $     0.04   $   (0.51)  $     0.45   $   (1.73)   $     0.19  $   (0.18)   $   0.09     $  (0.61)
         Extraordinary item       -            -           -            -            -               (0.06)   -            -
         Net Income (loss)        $     0.04   $   (0.51)  $     0.45   $   (1.73)   $     0.19  $   (0.24)   $   0.09     $  (0.61)

Liquidity and Capital Resources

         Historically, the Company's primary sources of liquidity are cash generated from operations, borrowings under its revolving credit facility (the "Credit Facility") and trade credit financing. During fiscal years 1996, 1997 and 1998 the Company opened 17 new stores and expanded 13 existing stores, consistent with its new store format strategy of larger store size to accommodate its broadened merchandising strategy. In this three year period, the Company expended approximately $42 million of capital expenditures, funded primarily from the Credit Facility.

         The Company has reduced its capital expenditure requirements for fiscal year 1999 to approximately $4 million from $10 million in fiscal 1997. Rather than continue with new store openings and store expansions, the Company has placed an emphasis on (1) increasing comparative store sales, (2) continuing to improve and broaden its merchandising mix, and (3) implementing its marketing programs, designed to attract new customers, retain existing customers, and reward best customers. The new store and expansion store programs will resume once the goals are met in these areas.

         The Company's debt structure is composed primarily of its Credit Facility and Senior Notes (the "Senior Notes"), which do not mature until May 2001 and May 2003, respectively. The Company anticipates that there will be no cash requirements for working capital during fiscal year 1999, and therefore its cash flow from operations will be used primarily for 1) capital expenditures, approximately $4 million in fiscal year 1999, and 2) reducing amounts outstanding under its Credit Facility.

         During fiscal year 1998, net cash provided by operating activities totaled $1.8 million compared to fiscal 1997 where there was a net usage of cash of $7.5 million. The improvement was due primarily to the reduction in the net loss for the year. Working capital increased 16.2% from $27.1 million in 1997 to $31.5 million in 1998. Net cash used in investing activities was $9.9 million in fiscal 1998, principally related to the new store and expansion store activity completed during the year. Net cash used for operating and investing activities was financed primarily by the increase in borrowings of $8.1 million under the Credit Facility.

         The Company's outstanding long-term indebtedness as at January 30, 1999, February 1, 1997, and February 3, 1996, was $139.5 million, $131.4 million, and $107.9 million, respectively. Interest expense increased by $1.7 million, to $14.5 million, for fiscal 1998, as compared to $12.8 million for fiscal 1997. The increase in net interest expense primarily resulted from an increase in the average borrowings under the Credit Facility to finance capital expenditures. In addition, in fiscal 1998, the Company made principal payments of $73,000 on its long-term indebtedness.

         On May 12, 1998, the Company refinanced the indebtedness under its prior credit facility with borrowings under the Credit Facility with Congress Financial along with a $7.9 million Term Loan with another bank (the "Term Loan"). The Credit Facility provides for a revolving line of credit and a letter of credit facility aggregating $60.0 million. The Term Loan is supported by a letter of credit issued under the Credit Facility. The terms of the loans are for three years and do not contain any financial covenants. At January 30, 1999, outstanding borrowings under the Credit Facility and the Term Loan were approximately $41.9 million. See Note 4 of the Financial Statements.

         In fiscal 1999, the Company's material commitments will include servicing its indebtedness (primarily interest on the Credit Facility and the Notes) and capital expenditures. Because indebtedness under the Credit Facility bears interest at floating rates based on LIBOR, the Company's debt service costs in fiscal 1999 will fluctuate. However, assuming that interest rates remain constant, the Company expects that: (i) its total debt service costs in fiscal 1999 will be somewhat less than the $14.5 million in fiscal 1998 due to the Company's expected decreased debt levels, and (ii) the amount of principal reduction in fiscal 1999 will remain approximately $70,000.

         The Company believes that cash generated from operations together with funds available under the Credit Facility and through trade credit financing will be sufficient to satisfy its cash requirements in fiscal 1999. Although the Company fully anticipates that it will be able to continue meeting its obligations as they come due, the Company's ability to do so will depend on its ability to successfully implement its business plans, general economic and business conditions, and the other factors noted in "Special Note Regarding Forward Looking Statements."

Year 2000

         The "Year 2000 Issue" is caused by the fact that computers read dates as two digit numbers. As a result, in the year 2000, computers may be unable to distinguish between the year 1900 and the year 2000, possibly resulting in computer malfunctions or failures.

         The efficient operation of the Company's business is dependent in part on its computer software programs and operating system (collectively, Programs and Systems). These Programs and Systems are used in several key areas of the Company's business, including purchasing, inventory management, point-of-sale and financial reporting, as well as in various administrative functions. Certain of these Programs and Systems are maintained by third-party software providers.

         The Company is in the process of addressing the Year 2000 issue, and as a result of this process, the Company has identified three phases of its Year 2000 Project: i) inventory, ii) assessment, iii) remediation and testing. The Company has completed its inventory and assessment of its computer and application software, as well as non-information technology equipment. Plans for establishing compliance have been developed, which include, among other things: the identification of which non-compliant hardware and software will be upgraded or replaced, the timetable and resources (both internal and external) required to achieve those objectives, and the estimated costs. The Company expects to complete remediation and testing of its Programs and Systems by mid-1999. Approximately 60% of the necessary upgrades have occurred to date. The majority of this work has been performed by third-party software providers, often as part of existing software maintenance agreements.

         The Company is in the process of identifying and communicating with its service providers, financial institutions and suppliers to determine their Year 2000 state of readiness and the extent to which the failure of any of these systems may impact the Company's operations.

         Based upon current information, the Company estimates that the costs of addressing the Year 2000 issue have not been material and are expected to continue to be immaterial. The planned expenditures for the Company's Year 2000 project are approximately $0.7 million, of which approximately 30% has been spent. Although the Company is not currently aware of any material operational issues or costs associated with preparing its systems for the Year 2000, there can be no assurance that there will not be a delay in or increased costs associated with, the implementation of the necessary systems and changes to address the Year 2000 issues.

         To date, the Company believes that it is difficult to identify its most reasonably likely worst case Year 2000 scenario. However, a reasonable worst case scenario would be the failure of major third-party software suppliers, to finish their upgrades to both store and financial systems. Continuing failures in these areas could have a material adverse effect on the Company's results of operations. To date, the Company has not established a contingency plan for Year 2000 issues. Where needed, the Company will establish contingency plans, based on our actual testing experience, to limit to the extent possible, the effect of Year 2000 issues on the Company's results of operations. Any such plans would necessarily be limited to situations which the Company can reasonably be expected to control. The Company expects contingency plans to be in place by July 31, 1999.

         The cost of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's estimates. Based on the testing done to date, the Company currently believes that the Year 2000 issue will not pose significant operational problems for its computer systems. However, due to uncertainties inherent in the Year 2000 issue, the Company will develop various courses of action to mitigate the effect of any unforeseen disruptions resulting from failures either by the Company's computer systems, or those of other companies on which the Company's systems and operations rely. Notwithstanding any such contingency plans, if the required modifications and conversions are not made, or are not completed on a timely basis, or the systems of third parties (i.e. suppliers and financial institutions) with whom the Company relies on directly, or indirectly, to be Year 2000 compliant, are not operational, the Year 2000 could have a material adverse effect on the future results of operations.